Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF NOVEMBER 6, 2015

BY AND BETWEEN

ELI LILLY AND COMPANY

AND

IGNYTA, INC.

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(continued)

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(continued)

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(continued)

Page
SCHEDULES:

Schedule 1.49 – Lilly Compound Patents

Schedule 1.89 – Taladegib Chemical Structure

Schedule 2.1 – Third Party Contracts for On-Going Studies

Schedule 6.1 – Initial Compound/Product Supply

Schedule 7.1 – Share Issuance Agreement

Schedule 7.2.3 – Registration Rights Agreement

Schedule 11.4 – Press Release

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LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of November 6, 2015 (the “Effective Date”), is made by and between Eli Lilly and Company, an Indiana corporation (“Lilly”), and Ignyta, Inc., a Delaware corporation (“Licensee”). Lilly and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Lilly has developed the Compound (as defined below);

WHEREAS, Licensee is interested in further developing and commercializing the Compound;

WHEREAS, Lilly wishes to grant a license to Licensee under certain intellectual property rights related to the Compound to develop, manufacture and commercialize Product (as defined below), and Licensee wishes to take such license, in each case in accordance with the terms and conditions set forth below; and

WHEREAS, Lilly desires to retain certain rights to the Compound to pursue combination therapies with the Lilly Target Molecules (as defined below), and Licensee wishes to facilitate such combination activities, in each case, in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this ARTICLE 1 or as otherwise defined elsewhere in this Agreement:

1.1 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity shall not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.2 “Analytical Release Testing and Characterization” means all activities associated with carrying out the analytical testing and release of the Product. Such activities shall include: transferring test methods, developing and validating new analytical tests required, amending the release specifications to be in compliance with local Applicable Law, conducting the release testing of the Product and final release of the Product (including raw materials, intermediates, drug substance, and drug product).

1.3 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, as well as Applicable Law related to the prevention of fraud, racketeering, money laundering or terrorism.

1.4 “Applicable Law” means any applicable United States federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.5 “[***]. Agreement” means that certain agreement entered into between Lilly and [***] on [***].

1.6 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in San Diego, California or Indianapolis, Indiana, United States.

1.7 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.8 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

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1.9 “Change of Control” means, with respect to a Party, (a) the sale or disposition to a Third Party of the assets of such Party to which the subject matter of this Agreement relates, (b) the acquisition by a Third Party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, together with any of such person’s “affiliates” or “associates,” as such terms are defined in the Securities Exchange Act of 1934, other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates or persons “acting in concert” as such term is used in the Internal Revenue Code, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Party, (c) the acquisition, merger or consolidation of a Party with or into another Person, other than, in the case of this Section 1.9, an acquisition or a merger or consolidation of a Party in which the holders of shares of voting capital stock of such Party, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving entity in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, or (d) the sale or disposition to a Third Party of all or substantially all of the assets of such Party.

1.10 “Clinical Trial” means a clinical trial, including any phase I clinical trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial, as the case may be, and as any such trial is defined by an applicable Regulatory Authority.

1.11 “Combination Invention” means an Invention that comprises the composition of matter of a Compound in combination or conjunction with a Lilly Target Molecule. Such Inventions include fixed dose formulations, treatment regimens, articles of manufacture, methods of use, devices, and processes.

1.12 “Commercialization Product” means any Compound (i) for which Licensee has obtained Regulatory Approval or (ii) which is actively being developed by Licensee in a Clinical Trial as Licensee’s lead compound for the Compound program for Commercialization, or (iii) which is developed by Lilly for use in a Fixed Dose Combination Product as described in Section 1.27(i).

1.13 “Commercialize” means, with respect to a compound or product, to promote, market, distribute, Sell (and contract to Sell or, to the extent applicable, offer for sale), import, export, or otherwise commercially exploit or provide product support for such compound or product and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings. For the avoidance of doubt, Commercialization does not include Development and Manufacturing.

1.14 “Commercially Reasonable Efforts” means,

(i) with respect to Licensee’s efforts prior to Licensee’s payment of the development milestone in Section 7.2 with respect to any objective, those reasonable, good faith efforts and that level of resources required to accomplish such objective in an active and sustained manner, consistent with [***]. With respect to any efforts relating to the Development, Regulatory Approval, Manufacturing or Commercialization, as applicable, of the Compound or Product by Licensee, generally or with respect to any particular country, Licensee will be deemed to have exercised Commercially Reasonable Efforts if Licensee, subject to this Section 1.14, has exercised those efforts normally used by Licensee, in the relevant country, with respect to [***] compound, product or product candidate, as applicable (a) to which Licensee or its Affiliates have similar rights, (b) which is of similar market potential in such country, and (c) which is at a similar stage in its development or product life cycle, as the Product, in each case, taking into account, at the time such efforts are to be expended, issues of safety, efficacy or stability; product profile; stage of development or life cycle status; the competitive environment; market potential; the patent and other proprietary position of the compound or product; the potential profitability of the compound or product; the cost-effectiveness of efforts or resources while optimizing profitability; and the financial resources available (in all cases, excluding payments due under this Agreement); and

(ii) with respect to (a) Licensee’s efforts subsequent to Licensee’s payment of the development milestone in Section 7.2 and (b) Lilly’s efforts in all instances, with respect to any objective, those reasonable, good faith efforts and that level of resources required to accomplish such objective consistent with the general practices such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, Manufacturing or Commercialization, as applicable, of the Compound or Product by a Party, generally or with respect to any particular country, such Party will be deemed to have exercised Commercially Reasonable Efforts if such Party, subject to this Section 1.14, has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound, product or product candidate, as applicable (1) to which such Party or its Affiliates have similar rights, (2) which is of similar market potential in such country, and (3) which is at a similar stage in its development or product life cycle, as the Product, in each case, taking into account, at the time such efforts are to be expended, issues of safety, efficacy or stability; product profile; stage of development or life cycle status; the competitive environment; market potential; the patent and other proprietary position of the compound or product; the potential profitability of the compound or product; the cost-effectiveness of efforts or resources while optimizing profitability; the financial resources available; and other relevant scientific, technical, operational and commercial factors.

Without limiting either of the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that Licensee: (x) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-

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going basis, (y) set objectives for carrying out such obligations, and (z) allocate resources designed to advance progress with respect to such objectives.

1.15 “Competing Products” means (i) Compounds, (ii) Products and/or (iii) any other compounds or products that are useful for any oncology or dermatological indication containing a small or large molecule that [***] for Hedgehog or Smoothened. Notwithstanding the foregoing, Competing Products does not include (a) any Compound, Product or Lilly Target Molecule to the extent contained in or comprising a Lilly Product (including one in development) or (b) [***].

1.16 “Compound” means (a) Taladegib, (b) any other compounds or molecules described generically or specifically within any of the Lilly Compound Patents and (c) any salt, free acid or base, crystal, co-crystal, hydrate, anhydrous form, solvate, isomer, regioisomer, or stereoisomer (including enantiomers and diastereoisomers of (a) or (b)) described generically or specifically within any of the Lilly Compound Patents, in each case of (a), (b) and (c), in any dosage, form or formulation.

1.17 “Compound Invention” means an Invention that comprises a composition of matter of a Compound alone or in combination with a molecule other than a Lilly Target Molecule.

1.18 “Control” and “Controlled by” means, with respect to any Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right, possession by a Party or its Affiliates (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Patent Right, technology, copyright, trademark or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Party (or any of its Affiliates) and any Third Party.

1.19 “Designated Officer” means, for Lilly, the President of Lilly’s Oncology Business Unit, and, for Licensee, the Chief Operating Officer.

1.20 “Develop” means to research, develop, analyze, test and conduct preclinical trials, Clinical Trials (including, for the avoidance of doubt, Phase IV Clinical Trials and any preclinical/clinical/CMC commitments following Regulatory Approval) and all other regulatory trials, as well as any and all activities pertaining to manufacturing development, formulation development, medical affairs and lifecycle management (including the conduct of Phase IV Clinical Trials not explicitly for registrational purposes and non-interventional studies), including new indications, new formulations and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval. “Developing” and “Development” shall have correlative meanings.

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1.21 “Development Activities” means those Development activities undertaken by or on behalf of a Party with respect to a compound or product, including the On-Going Studies.

1.22 “Dollar” or “$” means the legal tender of the United States of America.

1.23 “Excluded Claim” means a dispute, controversy or claim between the Parties that concerns (a) the validity or infringement, scope, enforceability or inventorship of a patent, trademark or copyright, (b) any antitrust, anti-monopoly or competition law, or (c) any breach of confidentiality obligations.

1.24 “FDA” means the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.25 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.26 “First Commercial Sale” means, with respect to a Royalty Product in any country, the first shipment of such Royalty Product to a Third Party in such country for end use or consumption of such Royalty Product in such country after Regulatory Approval of such Royalty Product in such country or, if earlier, the invoicing of a Third Party for such shipment.

1.27 “Fixed Dose Combination Product” means (i) a product that contains a Commercialization Product with a Lilly Target Molecule in finished dosage form (i.e. a “single pill”), (ii) a product containing the Commercialization Product and a separate product containing or comprising a Lilly Target Molecule, which Commercialization Product and separate product are in separate final dosage forms, and packaged together with appropriate labeling or (iii) a combination therapy that includes a Compound (other than a Commercialization Product) and a separate Lilly Target Molecule, which Compound and separate Lilly Target Molecule are approved by a Regulatory Authority as separate final dosage forms indicated for use in combination and which Lilly is selling pursuant to Section 5.2.3(a).

1.28 “Force Majeure” means any circumstances whatsoever which are not within the reasonable control of the Party affected thereby, potentially including an act of God, war, act of terrorism, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order or act of civil or military authority.

1.29 “Fully Burdened Manufacturing Cost” means the fully-burdened aggregate reasonable direct and indirect costs and expenses incurred and recorded by a Party in Manufacturing a Product consisting solely of:

(a) direct labor costs (salaries, wages, employee benefits, overtime costs and shift premiums);

(b) direct materials (including raw materials and intermediates and packaging) costs;

(c) operating costs of facilities and equipment (including start up and cleaning costs of production);

(d) quality, release and in-process control costs;

(e) charges for reasonable spoilage, scrap or rework costs;

(f) amounts (without markup) that are paid to a Third Party, in connection with the Manufacture of a Product or any component thereof;

(g) any non-refundable or non-creditable indirect taxes, customs and excise duties, or similar taxes paid or payable to any Third Party or Affiliate in relation to the Manufacture of any portion of a Product; and

(h) the reasonable allocation of facility overhead, both fixed and variable, to such Manufacturing operation (including the allocable costs of administrators and managers overseeing manufacturing and production) maintenance, engineering, safety, finance, capital equipment depreciation to the extent such capital equipment is utilized with respect to Product, supply chain management, management of agreements with Third Party contract manufacturers, and inventory write off.

In each case of Sections 1.29(a)-(h), inclusive, solely to the extent specifically identifiable to the Manufacture of such Product as determined in accordance with GAAP.

Under no circumstances will Fully Burdened Manufacturing Cost include any costs associated with excess capacity or idle plant and subject to Section 1.29(f) above.

1.30 “Generic Product” means, with respect to a Royalty Product and a country, any pharmaceutical product that is distributed by a Third Party (that is not licensed by the relevant Selling Party) in such country (i) under a Regulatory Approval approved by a Regulatory Authority in reliance, in whole or in part, on the Regulatory Approval for such Royalty Product, including any product authorized for sale (a) in the United States pursuant to Section 505(b)(2) or 505(j) of the FD&C Act (21 U.S.C. 355(b)(2) and 355(j), respectively), (b) in the EU pursuant to Article 10(1), Article 10(4) or Article 10a of Directive 2001/83/EC as amended, or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions in (a) and (b), and (ii) which product (a) contains the same active pharmaceutical ingredient(s) as such Royalty Product, (b) is approved based in part upon clinical data generated and used for obtaining Regulatory Approval of such Product, and (c) solely with respect to a 505(j) Regulatory Approval or foreign equivalent (but expressly excluding 505(b)(2) or its foreign equivalent) is approved for at least one of the same indication(s) as such Royalty Product in such country and is approved for the same method of administration as such Royalty Product in such country.

1.31 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical

Practice (CPMP/ICH/135/95), (ii) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (iii) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (iv) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.32 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (ii) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.33 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, as applicable, (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (ii) the principles detailed in the ICH Q7 guidelines, and (iii) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.34 “Government Official” means: (i) any official, officer, employee, representative, or anyone acting in an official capacity on behalf of: (a) any government or any department or agency thereof; (b) any public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, or the World Health Organization), or any department, agency, or institution thereof; or (c) any government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; (ii) any political party or party official; and (iii) any candidate for political office.

1.35 “Governmental Authority” means any United States federal, state or local, or any foreign, government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.36 “Healthcare Professional” or “HCP” means any person (including any physician, physician’s assistant, nurse practitioner, radiologist, pathologist or other medical professional where so licensed) licensed to prescribe, administer, or dispense drugs who is in a position to directly influence or recommend the prescription or purchase of Product; provided, that non-prescribing support staff (e.g., nurses) shall also be considered an HCP hereunder to the extent such support staff is in a position to directly influence the prescription or purchase of Product by a person with prescribing authority.

1.37 “IND” means an investigational new drug application, clinical trial authorization or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.38 “Invented” means the acts of (an) inventor(s), as determined in accordance with Applicable Law relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code), in discovering, conceiving and reducing to practice an Invention.

1.39 “Invention” means any discovery or invention, whether or not patentable, conceived or otherwise made by either Party, or by both Parties, under this Agreement.

1.40 “Joint Invention” means an Invention that is Invented jointly by an employee of, or Person under an obligation of assignment to, each of Lilly and Licensee or their respective Affiliates.

1.41 “Know-How” means all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include any Patent claiming any of the foregoing.

1.42 “Licensed Field” means any and all uses and applications, outside of the Reserved Field.

1.43 “Licensee Common Stock” means Licensee’s common stock, par value $0.0001 per share.

1.44 “Licensee Invention” means an Invention, other than a Combination Invention, that is Invented, solely or jointly with a Third Party, by an employee of Licensee or its Affiliates or a Person under an obligation of assignment to Licensee or its Affiliates.

1.45 “Licensee Know-How” means any and all Know-How, whether or not patented or patentable, to the extent Controlled by, or on behalf of, Licensee or its Affiliates as of the Effective Date or at any time during the Term that is necessary in connection with the Development, Manufacture, Commercialization or other use of the Compound or Product.

1.46 “Licensee Patent” means any Patent that (i) (a) is Controlled by Licensee (or its Affiliates) as of the Effective Date or comes under the Control of Licensee (or its Affiliates) during the Term (other than as a result of the licenses granted by Lilly to Licensee under this Agreement) and (b) that would be infringed by the Development, Manufacture, Commercialization or use of the Compound or Product or that claims or covers Licensee Know-How or (ii) a Licensee Collaboration Patent.

1.47 “Licensee Reserved Target(s)” means any of the following Targets: [***].

1.48 “Licensee Technology” means Licensee Know-How and Licensee Patents.

1.49 “Lilly Compound Patent” means (i) the Patents listed on Schedule 1.49 hereto and (ii) any Patents which claim priority to or through any of the foregoing Patents and (iii) any foreign equivalents to any of the foregoing.

1.50 “Lilly Invention” means (i) an Invention, other than a Compound Invention, that is Invented solely or jointly with a Third Party, by an employee of Lilly or its Affiliates or a Person under an obligation of assignment to Lilly or its Affiliates or (ii) a Combination Invention.

1.51 “Lilly Know-How” means any and all Know-How, whether or not patented or patentable, to the extent Controlled by Lilly or its Affiliates as of the Effective Date or at any time during the Term that is necessary in connection with the Development, Manufacture, Commercialization or other use of the Compound or Product.

1.52 “Lilly Patent” means any Patent that (a) is Controlled by Lilly (or its Affiliates) as of the Effective Date or comes under the Control of Lilly (or its Affiliates) during the Term (other than as a result of the licenses granted by Licensee to Lilly under this Agreement) and (b) that would be infringed by the Development, Manufacture, Commercialization or use of a Compound or Product or that claims or covers Lilly Know-How. For clarity, Lilly Compound Patents are a subset of Lilly Patents.

1.53 “Lilly Product” means a Fixed Dose Combination Product or a Non-Fixed Dose Combination Product that is, in each case, Controlled by Lilly or its Affiliates, including any such product that is sold by a sublicensee of Lilly or its Affiliates under the rights granted to Lilly under Section 2.2.

1.54 “Lilly Target” means [***].

1.55 “Lilly Target Molecule” means a molecule that is directed against a Lilly Target and that has [***] for such Target; provided, however, that the following shall be deemed not to be a Lilly Target Molecule: any compound or product that (i) with respect to Development Activities, Lilly or its Affiliate is Developing with [***], or (ii) with respect to Commercialization activities, [***]. Notwithstanding the foregoing, “Lilly Target Molecule” does not include any molecule that is being Developed or Commercialized by Licensee.

1.56 “Lilly Technology” means Lilly Know-How and Lilly Patents.

1.57 “Manufacture” or “Manufacturing” or “Manufactured” means, with respect to a compound or product, the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, medical devices and other materials, the manufacturing,

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processing, packaging and labeling, holding (including storage), quality assurance and quality control testing (including release) of such compound or product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development Activities) and shipping of such compound or product.

1.58 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.59 “Medical Science Liaison” means an individual who is employed by or on behalf of Licensee or its Affiliates and who provides educational services and other educational efforts directed towards the medical and/or scientific community.

1.60 “Net Sales” means, with respect to a Royalty Product, the gross amount invoiced by a Selling Party thereof to non-Related Party Third Parties for such Royalty Product, less:

(a) trade, quantity and cash discounts allowed;

(b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances that effectively reduce the net selling price;

(c) Royalty Product returns and allowances;

(d) wholesaler inventory management fees;

(e) allowance for distribution expenses; and

(f) any tax imposed on the production, sale, delivery or use of such Royalty Product, including, sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government.

Such amounts shall be determined from the books and records of the Selling Party maintained in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or, in the case of sublicensees, such similar accounting principles, consistently applied. The Selling Party further agrees in determining such amounts, it will use (or cause to be used, as applicable) the Selling Party’s then current standard procedures and methodology, including the Selling Party’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied, or a reputable source such as the Wall Street Journal or Reuters.

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

1.61 “Non-Fixed Dose Combination Product” means a combination therapy (other than a Fixed Dose Combination Product) that includes a Commercialization Product prescribed for use in combination with a Lilly Target Molecule. For clarity, Commercialization Product shall be deemed to be prescribed for use in combination with a Lilly Target Molecule where a prescription for such Commercialization Product on a unit basis is dispensed resulting from a prescription from an HCP to a patient, and, [***], a prescription for such Lilly Target Molecule on a unit basis is dispensed resulting from a prescription written by the same HCP (or a colleague or employee thereof) to the same patient, in each case based on Prescription Data.

1.62 “On-Going Studies” means the following Clinical Trials involving the Product: [***].

1.63 “Patents” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.64 “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.65 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.66 “Phase II Clinical Trial(s)” means a human clinical trial of a compound or product for an indication, the principal purpose of which is a determination of safety and efficacy for such indication in the target patient population as described in 21 C.F.R. §312.21(b), or similar clinical trial in a country other than the US.

1.67 “Phase III Clinical Trial(s)” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication or label expansion of the compound or product. For clarity, the term “Phase III Clinical Trials” includes early access and compassionate use programs.

1.68 “Phase IV Clinical Trial(s)” means a human clinical trial, or other test or study, of a compound or product for an indication that is (a) commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

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1.69 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of the Product. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in a given country or other regulatory jurisdiction.

1.70 “Prescription Data” means one or more data sets provided to Licensee by a Third Party prescription data service that reports prescriptions dispensed for a pharmaceutical or biologic product (by individual prescriber and by patient) during a specified time period. If during the Term no Prescription Data exists that meets such criteria, then the Parties will cooperate in good faith to ascertain a reasonable method for measuring prescriptions written for the Product (by individual prescriber and/or by patient) during a specified time period, which method shall be implemented at Licensee’s reasonable expense.

1.71 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing for pharmaceutical products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.72 “Product” means any pharmaceutical product, other than a Lilly Product, containing or comprising the Compound, whether or not as the sole active ingredient, and in any dosage, form or formulation; provided, however, that the following shall be deemed not to be a Product: any combination product (whether in a fixed dose or otherwise) that combines Compound or Product with another product, which other product (i) with respect to Development Activities, Licensee or its Affiliate is Developing [***], or (ii) with respect to Commercialization activities, has [***]. For clarity, (a) Product does not include a Fixed Dose Combination Product, but, subject to the proviso at the end of the foregoing sentence, includes the Compound combined in a single product with other than Lilly Target Molecules and (b) Product includes all Commercialization Products.

1.73 “Product Approval” means the approval of a Governmental Authority necessary for the marketing and sale of a Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.74 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of a Selling Party, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.75 “Product Specifications” means those Manufacturing, performance, quality-control, and Packaging and Labeling specifications for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

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1.76 “Promotional Materials” means, all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Licensed Field, for use (i) by a Sales Representative or a Medical Science Liaison or (ii) in advertisements, web sites or direct mail pieces.

1.77 “Regulatory Approval” means, with respect to any Product or Lilly Product in any regulatory jurisdiction for a given indication, approval from the applicable Regulatory Authority permitting the manufacture, distribution, use and sale of such product in such regulatory jurisdiction for such indication in accordance with Applicable Law, including any Pricing Approvals.

1.78 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental Pricing Approval of a compound or product in such country or regulatory jurisdiction.

1.79 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation), in each case of the foregoing to the extent Controlled by the applicable Party.

1.80 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to a Product or a Lilly Product other than a Patent right.

1.81 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize a Product or a Lilly Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, presentations, responses, and applications for other Product Approvals.

1.82 “Related Parties” means Licensee’s Affiliates and sublicensees of the rights granted to Licensee hereunder (excluding distributors).

1.83 “Reserved Field” means the use of a [***].

1.84 “Royalty Product” means a Product or Lilly Product, as applicable.

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1.85 “Royalty Term” means, with respect to a Royalty Product on a country-by-country and product-by-product basis, the period of time beginning on the First Commercial Sale of such Royalty Product in such country and ending the later of (a) the expiration of the last to expire Valid Claim of a Lilly Compound Patent or Licensee Patent in such country, or (b) [***].

1.86 “Sales Representative” means an individual who is employed by a Party and who performs details and other promotional efforts with respect to the Product.

1.87 “Sell” means to introduce into the commercial supply chain; provided, that, for clarity, Sell shall not include performing details or other promotional efforts.

1.88 “Selling Party” means (a) with respect to Product, Licensee or a Related Party; and (b) with respect to Lilly Product, Lilly or Lilly’s Affiliate or a Third Party granted the right to sell such Lilly Product by Lilly or Lilly’s Affiliate (excluding distributors).

1.89 “Taladegib” means that certain compound internally designated by Lilly as [***], and having the chemical structure and other defining characteristics, set forth on Schedule 1.89.

1.90 “Target” means a node contained within a molecular pathway associated with a disease to which a compound is directed to modulate the disease. For clarity, Target shall be deemed the same Target for a ligand, or enzyme and its binding partner or receptor (for example: (i) if VEGFR2 is named as the Target, VEGF ligand shall be deemed to be the same Target and vice versa, and (ii) MAP kinase would be a molecular pathway, and hence not a Target, but MEK is a node in the MAP kinase molecular pathway and hence could be a Target).

1.91 “Third Party” means any Person other than Lilly, Licensee or their respective Affiliates.

1.92 “United States” or “U.S.” means the United States of America and its possessions and territories.

1.93 “Valid Claim” means, with respect to a particular country, (a) a claim of an issued and unexpired Patent that (i) has not been specifically held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a bona fide claim of a pending patent application filed in good faith included within a Patent that has not been (i) cancelled, withdrawn or abandoned without being re-filed in another application in the applicable jurisdiction, or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal; provided, that any claim in any patent application pending for more than [***] from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the

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Agreement from and after such [***] date unless and until a patent containing such claim issues from such patent application.

1.94 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

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Term	Section
“Agreement”	Preamble
“Audit”	7.9
“Bankrupt Party”	13.5
“Binding Affinity”	1.15
“Breaching Party”	12.2
“Cash Payment”	7.2.1
“Claim”	10.1
“CMC”	1.79
“Commercialization Data”	5.9
“Confidential Information”	11.1.1
“Courts”	15.11.3
“Cure Period”	12.2
“Development Data”	3.5
“Dispute”	ARTICLE 14
“DMFs”	1.79
“eCTD”	4.1
“Effective Date”	Preamble
“GAAP”	1.60
“HHBB Study”	1.62

Term	Section
“ICH”	1.31
“Indemnified Party”	10.3.1
“Indemnifying Party”	10.3.1
“Infringement Claim”	8.4.1
“Licensee”	Preamble
“Licensee Collaboration Patents”	8.1.1
“Lilly”	Preamble
“Lilly Collaboration Patents”	8.1.1
“Lilly Option Targets”	2.7
“Losses”	10.1
“Milestone Notification Notice”	7.2
“Packaging and Labeling”	6.2
“Party” or “Parties”	Preamble
“Product Trade Dress”	5.8.1

Term	Section
“Product Trademark”	5.8.1
“Quality Agreement”	6.3.3
“Recovery”	8.4.2(c)(iv)
“Regulatory Support”	4.7
“Securities Act”	7.2.3(b)
“Shares”	7.1
“Share Issuance Agreement”	7.1
“Sublicensee”	2.4.2
“Supply Agreement”	6.3.3
“Term”	12.1
“Third Party Patent”	7.3.4(b)
“Upfront Payment”	7.1
“VAT”	7.5.1

ARTICLE 2

LICENSES

2.1 Grant to Licensee. Subject to the terms and conditions of this Agreement, including the rights granted by Licensee to Lilly under Section 2.2, Lilly hereby grants to Licensee during the Term an exclusive (even as to Lilly and its Affiliates, but, subject to the non-exclusive rights granted to Third Parties pursuant to the [***] Agreement and the contracts listed in Schedule 2.1), worldwide, payment-bearing license with the right to sublicense in accordance with Section 2.4.2, under and with respect to the Lilly Technology, to Develop, Manufacture, have Manufactured and Commercialize Products and/or Compounds (for clarity any Commercialization of a Compound shall be as a Product).

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2.2 Grant to Lilly. Subject to the terms and conditions of this Agreement, Licensee, together with its Affiliates, hereby grants to Lilly an exclusive (even as to Licensee and its Affiliates, but subject to the right of Licensee to Manufacture and have Manufactured the Commercialization Products and to Sell the Commercialization Products in the Reserved Field in accordance with this Agreement), worldwide, payment-bearing license, with the right to sublicense, under the Licensee Technology and Lilly Technology, to Develop, Manufacture and Commercialize Lilly Products; provided, that (a) the right of Lilly to Manufacture, or have Manufactured on its behalf, Compound is subject to Section 6.3, and (b) the right of Lilly to Sell the Commercialization Product component of a Non-Fixed Dose Combination Product is subject to Section 5.2.3(a), in each case, solely in and for the Reserved Field. For clarity, the license granted under this Section 2.2 includes the right for Lilly to Develop a Compound for formulation with a Lilly Target Molecule in a final dosage form.

2.3 Additional Licensing Provisions.

2.3.1 Negative Covenant.

(a) Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this ARTICLE 2, except for the purposes expressly permitted in the applicable license grant.

(b) Licensee covenants that, consistent with and subject to the scope of the licenses granted under ARTICLE 2, with respect to the Lilly Technology and the Reserved Field, it shall (i) not conduct any Development Activities using the Lilly Technology in the Reserved Field, (ii) only conduct those manufacturing activities using the Lilly Technology in and for the Reserved Field as expressly permitted herein, and (iii) only Sell Product using the Lilly Technology in the Reserved Field as expressly permitted herein, and conduct no other commercialization activities using the Lilly Technology in the Reserved Field. The foregoing covenant shall not be applicable to any activity if the only Lilly Technology that would be infringed or misappropriated by conducting such activity is Lilly Know-How that is no longer subject to treatment as Confidential Information consistent with Section 11.1.1.

(c) Lilly covenants that, consistent with and subject to the scope of the licenses granted under ARTICLE 2, with respect to the Licensee Technology and the Licensed Field, it shall (i) not conduct any Development Activities using the Licensee Technology in the Licensed Field, (ii) only conduct those manufacturing activities using the Licensee Technology in and for the Reserved Field as expressly permitted herein, and (iii) only Sell Lilly Products using the Licensee Technology in the Reserved Field as expressly permitted herein, and conduct no other commercialization activities using the Licensee Technology outside the Reserved Field. The foregoing covenant shall not be applicable to any activity if the only Licensee Technology that would be infringed or misappropriated by conducting such activity is Licensee Know-How that is no longer subject to treatment as Confidential Information consistent with Section 11.1.1.

2.3.2 No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise, and each Party hereby agrees that it does not have rights under any intellectual property of the other Party that are broader than the licenses expressly granted herein.

2.4 Performance by Affiliates and Sublicensees.

2.4.1 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhausts any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.4.2 Sublicensees. Licensee shall have the full right (but not the obligation) to sublicense those rights granted to it under Section 2.1 to a Third Party (a “Sublicensee”); provided, however, that, prior to the payment of the first milestone pursuant to Section 7.2, Licensee may not grant any such sublicense to any contract research organization conducting Clinical Trials of Products or any Third Parties conducting contract Manufacturing activities without Licensee’s prior written notice (at least twenty (20) Business Days in advance) to Lilly, which shall include a description of the rights to be granted and the purpose therefor, the identity of the Third Party and the countries involved, and Lilly’s prior written consent, but such consent shall only be required (i) until such time as Licensee is the holder of record for the Regulatory Materials related to Taladegib and (ii) to the extent such organization is not performing services for Licensee as of the Effective Date; and provided further, that Licensee shall remain responsible for the performance by any of its Sublicensees. With respect to any Sublicensee granted a sublicense to any Commercialization rights hereunder, Licensee shall ensure that each of its Sublicensees accepts in writing all applicable terms and conditions of this Agreement, including the non-compete, reporting, audit, inspection and confidentiality provisions hereunder. Each Sublicensee shall also be prohibited from further sublicensing. For the avoidance of doubt, (a) Licensee will remain directly responsible for all amounts owed to Lilly under this Agreement, and (b) each Sublicensee is subject to the negative and restrictive covenants set forth in Sections 2.3.1 and 2.5, respectively. Licensee hereby expressly waives any requirement that Lilly exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Licensee.

2.5 Restrictive Covenants. Licensee hereby covenants and agrees that it shall not (and shall cause its Related Parties not to), either directly or indirectly, Develop or market (i) the Product for use outside the Licensed Field or (ii) any product(s), including Product, in or for the Reserved Field. Without limiting the generality of the foregoing, Licensee (and its Related Parties) shall not engage in any advertising activities relating to the Product directed to use outside the Licensed Field. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.5 be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. Lilly and Licensee believe that the restrictive covenants in this Section 2.5 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competent authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the operation of such provision of this Section 2.5 in the particular jurisdiction in which such declaration is made.

2.6 Progress Updates. Each Party shall keep the other Party reasonably informed as to its progress and activities relating to the Development, Manufacture and Commercialization of the Product in the Licensed Field or the Lilly Products in the Reserved Field (as applicable), including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates once every [***] to the other Party and as otherwise specified in this Agreement. In connection therewith, each Party shall provide the other Party with such information regarding such progress and activities concerning its Development Activities.

2.7 Selection of Lilly Targets. No later than [***] after the Effective Date, Lilly shall provide Licensee with a list of no more than [***] (such Targets provided prior to the [***] deadline, the “Lilly Option Targets”). Within [***] after the Effective Date, Lilly shall select up to [***] Lilly Targets from the list of Lilly Option Targets. For clarity, if Lilly does not provide notice of the Lilly Option Targets during the [***] period set forth above, then Lilly shall be deemed not to have selected any Lilly Option Targets. For further clarity, if Lilly does not provide notice of the Lilly Targets during the [***] period set forth above, then Lilly shall be deemed not to have selected any Lilly Targets. For clarity, the Lilly Option Targets shall be deemed “Lilly Targets” under this Agreement until the expiration of the [***] determination period.

ARTICLE 3

DEVELOPMENT

3.1 Overview of Licensee Development. Subject to the terms and conditions of this Agreement, Licensee shall be responsible for the Development of the Product for use in the Licensed Field as set forth herein. Licensee shall use Commercially Reasonable Efforts to perform Development Activities for the Product and to achieve the development milestone set forth in Section 7.2.1.

3.2 Development Activities.

3.2.1 Licensee Development Activities. Licensee agrees that the initial Commercialization Product shall be Taladegib. Notwithstanding the foregoing, Licensee shall have the right to abandon Development of Taladegib (or the then-current Commercialization Product) and to Develop an alternative Compound as the Commercialization Product following discussion with respect thereto with Lilly and good faith consideration of any comments Lilly

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may provide, provided that if such decision was made for any reason other than substantive and verifiable safety concerns, Lilly shall have the right to continue Development of Taladegib (or the then-current Commercialization Product).

3.2.2 Lilly Development Activities. Except as set forth in Section 3.2.1, Lilly shall conduct Development Activities in the Reserved Field only for Lilly Product that includes the current Commercialization Compound or with such other Compound as may be necessary or useful to formulate a Fixed Dose Combination Product combining such Compound and the applicable Lilly Target Molecule in final dosage form.

3.2.3 Compliance. Licensee shall conduct Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Applicable Law, including GMPs, GCPs and GLPs, and also including all applicable data privacy and data protection laws. In addition, Licensee shall not use in any capacity, in connection with its Development (or Commercialization) of the Compound or Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Applicable Law outside of the U.S.), or who is the subject of a conviction described in such section, and Licensee shall inform Lilly in writing immediately to the extent it becomes aware that it or any Person who is performing services Licensee hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its Development (or Commercialization) of the Compound or Product hereunder.

3.2.4 Development Costs. Licensee shall be solely responsible for one hundred percent (100%) of all Development costs incurred with respect to any Development Activities or Analytical Release Testing and Characterization associated with the Product for the Licensed Field incurred on or after the Effective Date.

3.3 Records, Reports and Information.

3.3.1 General. Licensee shall, and shall cause each of its Related Parties to, maintain current and accurate records (paper or electronic) of work conducted by it in relation to Development of the Products, in accordance with standard business practices and Applicable Law.

3.3.2 Status Updates. Consistent with the general updating obligations set forth in Section 2.6, Licensee shall provide Lilly with reports summarizing its Development Activities, including the preparation of any Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, and the results thereof during the [***].

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3.3.3 Access to Records. Lilly shall have the right to review all records related to Development Activities maintained by Licensee at reasonable times, upon written request, in each case, to the extent necessary for Lilly to Develop or Commercialize Lilly Products.

3.4 On-Going Studies. Until responsibility is transferred to Licensee as set forth below, Lilly shall continue to conduct the HHBB Study and supply necessary clinical materials, including the Compound, for the performance of the On-Going Studies. Licensee shall take over responsibility for the performance of such studies, including the supply of clinical materials, which responsibilities shall be transferred by Lilly, and assumed by Licensee, as soon as practicable following the Effective Date, but in any event within [***] of the Effective Date, in accordance with a plan to be reasonably agreed to by the Parties. If the Parties are unable to agree to a plan for such transfer, Lilly will have the right to wind-down such On-Going Studies after the [***]. Licensee shall reimburse Lilly promptly for any direct costs incurred by Lilly in connection with the On-Going Studies and for activities occurring on or after the Effective Date. For clarity, neither Party will be deemed to be in material breach of this Agreement if the transfer of the On-Going Studies is not completed.

3.5 Ownership and Transfer of Development Data. All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated by or resulting from or in connection with the Development of the Compound (including any Product and the Manufacture thereof), including relevant screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely and exclusively by the Party generating such data and shall be Confidential Information of such Party (and each Party shall require that all of its Affiliates, Sublicensees (or licensees in the case of Lilly) and subcontractors assign any of such Affiliates’, Sublicensees’ (or licensees’ in the case of Lilly) and subcontractors’ right, title and interest in and to such Development Data to such Party). With respect to Development Data generated by a Party, such Party shall promptly provide the other Party with copies of reports and summaries thereof, in each case as such reports and summaries become available to such Party, in each case solely to the extent necessary for such other Party to fully exercise its rights under Section 2.1 or Section 2.2, as applicable. As soon as reasonably practicable, but in any event within [***] of the Effective Date and in accordance with a plan to be reasonably agreed to by the Parties, Lilly shall provide Licensee with copies (including electronic versions) of Development Data that is in Lilly’s possession and that is necessary for Licensee to perform its obligations hereunder. Licensee may only use the Development Data provided by Lilly hereunder only in accordance with the rights granted to Licensee under Section 2.1.

3.6 Rights of Reference. Licensee hereby grants Lilly (and its Affiliates and designees) a right of reference to all Development Data (and safety data generated therefrom) owned by Licensee (or Related Parties) for uses solely in connection with the licenses granted to Lilly hereunder with respect to the Reserved Field (including in connection with the Development (including obtaining and maintaining Regulatory Approvals), Manufacturing and

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Commercialization of Lilly Products), which right of reference shall survive the expiration or termination of this Agreement. Lilly hereby grants Licensee (and its Affiliates and designees) a right of reference to all Development Data (and safety data generated therefrom) owned by Lilly (or its Affiliates) for all uses solely in connection with the licenses granted to Lilly hereunder with respect to the Licensed Field (including the Development (including obtaining and maintaining Regulatory Approvals), Manufacturing and Commercialization of Products), which right of reference shall survive the expiration or termination of this Agreement to the extent that the license granted to Licensee under Section 2.1 survives the expiration or termination of this Agreement.

ARTICLE 4

REGULATORY

4.1 Regulatory Data and Regulatory Materials. As soon as reasonably practicable, but in any event within [***] of the Effective Date and in accordance with a plan to be reasonably agreed to by the Parties, Lilly shall provide Licensee with copies of all Regulatory Materials and Regulatory Data that are in Lilly’s possession and that are necessary for Licensee to perform its obligations hereunder. During the Term, Lilly and Licensee shall each promptly provide to the other copies of any further Regulatory Materials and Regulatory Data that either may generate or otherwise acquire that is necessary for such other Party to Develop, Manufacture or Commercialize its respective products (i.e., Products in the case of Licensee, and Lilly Products in the case of Lilly). Lilly shall make such data and information available in electronic common technical document (“eCTD”) format as is currently in such eCTD format, it being understood that Lilly shall provide all other data and information not in eCTD format in its current electronic and/or paper format. For clarity, Licensee shall have the right to use and reference all such data and information made available under this Section 4.1 in connection with its Development and Commercialization of Products in accordance with this Agreement. Each Party may use the Regulatory Materials and Regulatory Data provided by the other Party hereunder only in accordance with the rights granted to, or retained by, such other Party hereunder.

4.2 Regulatory Filings and Regulatory Approvals.

4.2.1 General Responsibilities; Ownership of Regulatory Approvals. Except with respect to the On-Going Studies, and subject to Section 3.4 and Section 4.4.3, Licensee shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining the Regulatory Approvals for the Product in the Licensed Field (including in connection with Patient Information Leaflets, labeling and packaging for Products) and Licensee shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities. For clarity, to the extent allowed by Applicable Law, all Regulatory Approvals for the Product in the Licensed Field shall be held and owned by Licensee in its name.

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4.2.2 Pricing Approvals. To the extent that a given country or regulatory jurisdiction requires Pricing Approval for sale of the Product in the Licensed Field, Licensee shall (to the extent permitted by Applicable Law) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in all such countries and regulatory jurisdictions, in its own name. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to apply for Pricing Approvals in each country or regulatory jurisdiction where Pricing Approvals are required for the sale of the Product in the Licensed Field no later than [***] following receipt of the Product Approval in such country or regulatory jurisdiction.

4.2.3 Cost of Regulatory Activities. All regulatory costs incurred on or after the Effective Date in connection with the preparation of Regulatory Materials for, and obtaining of Regulatory Approvals in, the Licensed Field for the Product shall be borne solely by Licensee. Licensee shall be responsible for all regulatory costs involved in the maintenance of all Regulatory Approvals for the Product in the Licensed Field, and Lilly shall be responsible for all regulatory costs involved in the maintenance of all Regulatory Approvals for the Lilly Products in the Reserved Field.

4.3 Communications.

4.3.1 Except as may be required by Applicable Law, Licensee (and its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) shall not communicate in writing with any Regulatory Authority with respect to a Lilly Product unless (a) such communication is directly and solely related to the Compound component of a Lilly Product, or (b) requested or permitted in writing to do so by Lilly, or unless so ordered by such Regulatory Authority, and in each case of (a) and (b) Licensee shall immediately notify Lilly of such order and shall, to the extent permitted by Applicable Law, not take any further actions or communicate with such Regulatory Authority further until Lilly has provided instruction as to how to proceed. All communications with Regulatory Authorities regarding the Product in the Licensed Field shall be undertaken as provided in this Agreement.

4.3.2 Except as may be required by Applicable Law, Lilly (and its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) shall not communicate in writing with any Regulatory Authority with respect to the Product for use outside the Reserved Field unless (a) such communication is directly and solely related to a Lilly Product, or (b) requested or permitted in writing to do so by Licensee, or unless so ordered by such Regulatory Authority, and in each case of (a) and (b) Lilly shall immediately notify Licensee of such order and shall, to the extent permitted by Applicable Law, not take any further actions or communicate with such Regulatory Authority further until Licensee has provided instruction as to how to proceed.

4.4 Pharmacovigilance and Medical Inquiries.

4.4.1 Pharmacovigilance. Subject to Section 4.2.1, Licensee, as the holder of the Product Approvals, shall be responsible for the collection, review, assessment, tracking and

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filing of information related to adverse events associated with the Product in the Licensed Field (whether or not Product Approval has been achieved), in each case in accordance with Applicable Law and this Agreement (and Licensee shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with Applicable Law). Lilly (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Lilly Products. No later than [***] after the Effective Date, or such shorter period as is necessary based on the date of execution of this Agreement, the appropriate safety units from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product. Such written pharmacovigilance agreement shall ensure that adverse event and other safety information, including aggregate safety reports, are exchanged, as required, and according to a schedule that will permit each Party (and its designees or, solely with respect to Lilly, its sublicensees) to comply with Applicable Law and regulatory requirements in their respective markets. The pharmacovigilance agreement shall identify Licensee as the Party with responsibility for holding the global safety database for the Product.

4.4.2 Medical Inquiries for the Product. Following the Effective Date, subject to Section 4.2.1, Licensee shall be responsible for handling all medical questions or inquiries in each country with regard to any Product in the Licensed Field and Lilly shall be responsible for handling all medical questions or inquiries in each county with regard to any Lilly Products, in each case in accordance with Applicable Law and this Agreement.

4.4.3 Clinical Transparency. The Clinical Trial sponsor shall be responsible for registering its Clinical Trials with the appropriate Clinical Trial registries as per its standards and in accordance with Applicable Law. Lilly will initiate the transfer of any applicable trial sponsorship in the United States (clinicaltrials.gov) and/or in the European Union (EU Clinical Trial Registry) to the Licensee, as agreed on by the Parties pursuant to the plan entered into under Section 3.4. If the Licensee is not in agreement to take sponsorship, then Lilly will release the trial results, when required, on the applicable Clinical Trial registries.

4.5 Regulatory Authority Communications Received by a Party.

4.5.1 General. Each Party shall promptly inform the other Party of notification of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority that (i) raises any material concerns regarding the safety or efficacy of the Product or Compound or Lilly Products, (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product or Compound or Lilly Products, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product or Compound or Lilly Products, or (iv) relates to expedited and periodic reports of adverse events with respect to the Product or Compound or Lilly Products, or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product or Compound or Lilly Products. Licensee shall be solely

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responsible for responding to any such communications relating to the Product, Lilly shall be primarily responsible for responding to any such communications relating to the Lilly Product (provided however, that to the extent any such communication also relates to the Product, Lilly shall discuss communication with Licensee in good faith prior to responding to the extent allowed by Applicable Law), and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations. Each Party shall also promptly provide the other Party with a copy of all material correspondence received from a Regulatory Authority specifically regarding the matters referred to above. Notwithstanding the foregoing, Lilly’s reporting obligations under this Section 4.5.1 are limited to the Product or Compound component of a Lilly Product and Lilly is not obligated under this Section 4.5.1 to provide Licensee with any notice or information that is related solely to a Lilly Target Molecule.

4.5.2 Disclosures. In addition to its obligations under this Agreement, each Party shall promptly disclose to the other Party the following regulatory information:

(a) All material information pertaining to actions taken by Regulatory Authorities, in connection with the Product or Compound, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product or Compound, notice of violation letter (i.e., an untitled letter), warning letter or service of process.

(b) All information pertaining to notices from Regulatory Authorities regarding material non-compliance with Applicable Law in connection with the Product or Compound, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product or Compound.

4.6 Recall, Withdrawal, or Market Notification. In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market, Licensee shall notify Lilly of such communication promptly, but in no event later than two (2) Business Days, after receipt thereof. Licensee shall determine whether to initiate any recall, withdrawal or market notification of the Product. Each Party shall at all times utilize a batch tracing system that will enable the Parties to identify, on a prompt basis, customers who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 4.6. The Parties will reasonably cooperate with each other in obtaining all needed documentation and inventory requested during a recall, withdrawal or market notification. All costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product shall be borne by Licensee. For clarity, Lilly has the unilateral right to initiate a recall, withdrawal or market notification with respect to a Fixed Dose Combination Product.

4.7 Licensee Support for the Reserved Field. Licensee shall make itself reasonably available to Lilly for regulatory explanations, advice and on-site support, that may reasonably be required by Lilly relating to regulatory matters in conjunction with its Development and Commercialization of the Lilly Products (including preparation and filing for any INDs and MAAs) (the “Regulatory Support”). The Regulatory Support shall be provided by Licensee at no charge up to an [***], and Lilly shall reimburse Licensee for actual expenses reasonably and wholly incurred by the Licensee in providing the Regulatory Support beyond such cap; provided, that (a) Lilly has approved such expenses in advance and (b) Licensee provides to Lilly reasonable evidence of such expenses being incurred during the Term. Additionally, Licensee shall provide a copy of any investigator’s brochure related to the Product to Lilly, and an updated copy of any such investigator’s brochure promptly upon any modifications thereto, but, in any event, at least annually.

4.8 Clinical Trial Subjects. Each Party has obtained, or shall obtain, all consents and authorizations from data subjects that may be necessary in order for such Party to disclose to the other Party all Development Data and Commercialization Data, and all other data that may include the personal information of data subjects, as required by this Agreement for the use and the purposes set forth in this Agreement.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization. During the Term, Licensee shall be solely responsible for Commercializing the Product for use in the Licensed Field, which Commercialization shall be in accordance with this Agreement. Licensee shall be responsible for one hundred percent (100%) of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product for use in the Licensed Field. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to Commercialize the Product for use in the Licensed Field.

5.2 Performance. Without limiting the generality of the provisions of Section 5.1, in connection with the Commercialization of the Product for use in the Licensed Field by Licensee hereunder:

5.2.1 Bundled Products. In the event Licensee sells or has a Product sold as part of a bundle with any other products, any discount on such bundle shall be apportioned equitably across the products therein for purposes of determining Net Sales under this Agreement.

5.2.2 Product Orders. Licensee shall be solely responsible for (i) receiving, accepting and filling orders for the Product, (ii) handling all returns of the Product, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product, and (iv) distributing and managing inventory of the Product.

5.2.3 Product Launch.

(a) To the extent that Licensee has not launched the Commercialization Product in a given country as of the date that all applicable Regulatory Approvals for the Non-Fixed Dose Combination Product in such country (or other regulatory

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jurisdiction) have been obtained, Licensee shall [***]; provided, that, Licensee will notify Lilly in writing within thirty (30) Business Days of all applicable Regulatory Approvals for the Non-Fixed Dose Combination Product being received with respect to such a country [***] in connection with the Commercialization of the Non-Fixed Dose Combination Product in such country. [***].

(b) Notwithstanding Section 5.2.3(a), by no later than the date upon which Licensee files for Regulatory Approvals of a Product in the United States, Licensee will notify Lilly of where Licensee intends to pursue Regulatory Approval outside of the United States for such Product and will discuss such plans with Lilly in good faith.

5.3 No Disparagement. Neither Party shall disparage, defame, discredit, or negatively comment to Third Parties in any way about or concerning the Product, Compound, Lilly Product, or the other Party (including the other Party’s activities, operations or other products) nor permit its employees, officers or directors to do so, except as required by Applicable Law.

5.4 Reports. As part of Licensee’s updating obligations pursuant to Section 2.6, Licensee shall, [***], provide Lilly a report summarizing its significant Commercialization activities involving Product during [***].

5.5 Provisions Applicable to Sales Representatives and/or Medical Science Liaisons.

5.5.1 General. Licensee shall, and shall cause its Sales Representatives to, conduct all details with respect to the Product and perform its other Commercialization activities under this Agreement in adherence with Applicable Law and Regulatory Approvals, the Product package inserts, labeling and packaging, including those relating to promotion of pharmaceutical products, consumer protection, fraud and abuse and false claims, and in compliance with all applicable data protection and data privacy rules.

5.5.2 Compensation. Licensee shall be solely responsible for (i) any compensation that is payable to its Sales Representatives (including with respect to any employee benefit plan), (ii) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Licensee (or its Affiliates) or any of its Sales Representatives or Medical Science Liaisons, and (iii) any failure of Licensee (or its Affiliates) to withhold or pay required taxes or failure to file required forms with regard to compensation and benefits paid or extended by Licensee (or its Affiliates) to any of its Sales Representatives or Medical Science Liaisons. Licensee acknowledges and agrees that Lilly does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Licensee’s Sales Representatives, all of which shall be Licensee’s sole responsibility.

5.5.3 Training. Licensee shall be solely responsible for training, and all costs associated with such training, its Sales Representatives and Medical Science Liaisons using

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Commercially Reasonable Efforts and in all cases in accordance with Applicable Law, including timely reporting of any adverse events with respect to the Product.

5.5.4 Acts of Sales Representatives and Medical Science Liaisons. For the avoidance of doubt, Licensee shall be solely responsible for any act or omission of its Sales Representatives and Medical Science Liaisons while performing any Commercialization activities (including any proceedings or claims for benefits that any Sales Representative or Medical Science Liaison may make under or with respect to any Lilly benefit plan). Licensee shall be solely responsible and liable for all probationary and termination actions taken by it with respect to its Sales Representatives and Medical Science Liaisons, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written compliance policies, and probationary and termination policies) applicable to its employees and contractors. Licensee shall ensure that its policies require a clear delineation between the promotional and medical activities, including training both its Sales Representatives and Medical Science Liaisons on the differentiation of their roles under Applicable Law. For clarity, Sales Representatives shall not engage in medical affairs activities (including receiving, approving or delivering grants) nor will they attend formulary committee meetings and no Medical Science Liaison shall concurrently serve as a Sales Representative.

5.6 Questions Regarding Products and Lilly Products. Each Party shall promptly refer to the other Party any and all questions such Party, its Sales Representatives and/or its Medical Science Liaisons receive from any HCP relating to the other Party’s product(s); provided, that, in the case of Lilly, such referral shall only be with respect to questions pertaining to Compound or Product as a monotherapy or in combination with molecules that are not Lilly Target Molecules.

5.7 Promotional Materials.

5.7.1 Creation of Promotional Materials. Licensee will create and develop Promotional Materials for the Product for the Licensed Field in accordance with the Regulatory Approvals and Applicable Law.

5.7.2 No Inclusion of Lilly Logos on Packaging and Promotional Materials. Notwithstanding anything to the contrary herein, Licensee shall not use any Lilly trademark, names, logos or housemark in connection with any Promotional Materials for the Product for the Licensed Field. Without limiting the foregoing, Licensee will take no action that will interfere with or diminish Lilly’s rights in its respective trademarks, names and logos.

5.7.3 Ownership of Promotional Materials. During the Term, Licensee shall own all right, title and interest in and to any Promotional Materials created by Licensee hereunder relating to the Product in the Licensed Field, including copyrights, but excluding any trademarks, names, logos and other marks owned by or on behalf of Lilly or its Affiliates.

5.7.4 Use of Promotional Materials. The Promotional Materials, and any aspects of those uniquely tied to the Product, shall be used by Licensee exclusively in connection with the Commercialization of the Product in the Licensed Field in accordance with the terms of this Agreement, and Licensee shall not use, or allow any other Person (other than Related Parties) to use, any such Promotional Materials except in accordance with this Agreement.

5.8 Trademarks and Trade Dress.

5.8.1 Trademark. Licensee shall have the right to Commercialize the Product under the trademark and the trade dress selected by Licensee (the “Product Trademark” and the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that Lilly believes that the use or registration of the Product Trademark or Trade Dress in a particular country would interfere with or diminish the strategic value of the Lilly Products or be against the Applicable Law of such country, or in conflict with any Third Party’s intellectual property rights in that country, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, such Lilly shall present such concern to Licensee, and Licensee shall consider such concern in good faith.

5.8.2 Use and Ownership of Product Trademarks and Product Trade Dress. All uses of the Product Trademark and Product Trade Dress by Licensee (and its Related Parties) to identify and/or in connection with the Commercialization of the Product in the Licensed Field, and to Sell the Product, shall be in accordance with Regulatory Approvals and Applicable Law. Licensee shall own and retain all rights to the Product Trademark and Product Trade Dress (in each case, together with all goodwill associated therewith). Licensee shall also own rights to any Internet domain names incorporating the Product Trademark or any variation or part of such trademark as its URL address.

5.8.3 Maintenance of Trademarks. During the Term, Licensee will use Commercially Reasonable Efforts to establish, maintain and enforce the Product Trademark and will bear all costs and expenses relating thereto.

5.8.4 Trademark Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Product or Lilly Product, as applicable. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or Lilly Product, as applicable. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or Lilly Product, as applicable, or any variation thereof, under any Applicable Law providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Applicable Law, without the other Party’s prior written consent (in its sole discretion).

5.9 Commercialization Data. Licensee shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Licensed Field during the Term (the “Commercialization Data”), including promotional materials, marketing strategies and market research data.

5.10 Promotion of the Lilly Products. In the event that Lilly decides, in its sole discretion, to Commercialize the Lilly Products, the Parties may, at each Party’s sole discretion, negotiate in good faith [***].

ARTICLE 6

SUPPLY

6.1 Initial Product Supply. As partial consideration for the Upfront Payment, Lilly shall provide a one-time supply of Product and Compound to Licensee in the estimated amounts and in the form set forth on Schedule 6.1, which Product and Compound shall comply with all Applicable Law (including GMPs). Lilly shall make available to Licensee the quantity and forms of the Product and Compound specified on Schedule 6.1 within [***] from the Effective Date or otherwise as agreed to by the Parties, and shall provide appropriate documentation at such time (i.e., appropriate certificates of analysis or compliance, as applicable). The Product and Compound shall be made available to Licensee EXW (as defined in INCOTERMS 2010) at the warehouse locations where such materials are stored. For clarity, Licensee shall bear all costs in connection with such supply of Product and Compound related to shipping, taxes, additional testing and other matters. Other than as set forth in this Section 6.1, Lilly shall have no obligation to provide any Product or Compound to Licensee. For clarity, prior to Lilly’s provision of the one-time supply of Product and Compound contemplated under this Section 6.1, [***].

6.2 Packaging and Labeling; Certain Other Manufacturing Activities. Notwithstanding anything to the contrary contained herein, Licensee or its designated Third Party shall be responsible (at its sole cost and expense) for all final product labeling and packaging (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product and considered to be part of the finished Product packaging and labeling, and handling, storage, quality control, quality assurance of the Product for the Licensed Field in connection with the foregoing (collectively, “Packaging and Labeling”). Licensee or its designated Third Party shall ensure that all such Packaging and Labeling complies with Applicable Law, GMPs and the Regulatory Approvals for the Product, including the Product Specifications. Licensee or its designated Third Party shall also be responsible for performing the testing and release aspects of Analytical Release Testing and Characterization of the Product and Lilly shall provide reasonable assistance to Licensee (such assistance is subject to Lilly’s [***]. To the extent that a Third Party is involved in Packaging and Labeling or other activities described in this Section 6.2, Licensee shall be wholly

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responsible for, and bear one hundred percent (100%) of the costs related to, qualifying such Third Party to perform such activities.

6.3 Ongoing Supply.

6.3.1 Product. Without limiting Section 6.1, Licensee shall have sole responsibility for the Manufacture of the Compound and Product (including for Non-Fixed Dose Combination Products) from and after the Effective Date. All such Manufacturing shall be conducted in compliance with Applicable Law.

6.3.2 Lilly Manufacturing. Lilly shall have sole responsibility for the Manufacture of any Lilly Target Molecules prescribed for use in a Lilly Product.

6.3.3 Fixed Dose Combination Product. If Lilly decides, in its sole discretion, to pursue the Development or Commercialization of a Fixed Dose Combination Product, the Parties shall discuss in good faith and enter into a mutually acceptable supply agreement (the “Supply Agreement”) to govern the supply of Commercialization Product and the Compound used in such Commercialization Product and a related quality agreement (the “Quality Agreement”) to govern the responsibilities and procedures associated with record retention, complaint handling, quality-specific audit rights, specifications, key contacts and other quality-related matters. Additionally, Lilly shall have the right to audit all nodes of Licensee’s supply chain, including Third Party manufacturing sites, prior to entering into, and during the term of, the Supply Agreement. Lilly shall have sole responsibility for the Manufacture of any Lilly Target Molecules prescribed for use in Lilly Product. To the extent that Lilly notifies Licensee in writing that it desires to establish an alternative source of supply for Fixed-Dose Combination Products: (a) to the extent that the Fixed-Dose Combination Product includes a Commercialization Product, Lilly shall be permitted to establish such alternative source of supply of a finished dosage form containing the applicable Compound (but not the Compound itself), and (b) to the extent that the Fixed-Dose Combination Product does not include a Commercialization Product, Lilly shall be permitted to establish such alternative source of supply for the Compound and the finished dosage form containing the Compound; provided, that notwithstanding clauses (a) and (b) if Lilly reasonably determines based on its audit of Licensee’s supply chain discussed above that there are quality issues with the Compound, Lilly shall be permitted to establish an alternative source of supply for the Compound and the finished dosage form containing the Compound for any Fixed-Dose Combination Product.

6.4 Manufacturing Technology Transfer.

6.4.1 Within [***] after the Effective Date, Lilly and Licensee shall meet and agree upon the information in Lilly’s possession related to the Manufacture of the Compound and Product that is necessary for Licensee to perform its obligations and exercise its rights hereunder and Lilly shall thereafter use Commercially Reasonable Efforts to provide Licensee with such Manufacturing-related information, and Licensee shall use Commercially Reasonable Efforts to receive such information.

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6.4.2 In the event that Lilly exercises its right to establish an alternative supply chain pursuant to the final proviso of Section 6.3.3, then within [***] of Lilly exercising such right, Lilly and Licensee shall meet and agree upon the information in Licensee’s possession related to the Manufacture of the Compound and Product that is necessary for Lilly to exercise its rights hereunder and Licensee shall thereafter use Commercially Reasonable Efforts to provide Lilly with such Manufacturing-related information, and Lilly shall use Commercially Reasonable Efforts to receive such information.

6.4.3 Each technology transfer under this Section 6.4 shall occur in an orderly fashion and in a manner reasonably agreed by the Parties to ensure that the value, usefulness and confidentiality of the transferred Lilly Know-How or Licensee Know-How, as applicable, are preserved in all material respects. The implementation and transfer of information pursuant hereto shall be conducted through electronic, email and teleconference consultation between the Parties; provided, that (i) the transferring Party’s participation in such activities shall not exceed [***] and (ii) the transferring Party shall not be required to conduct any on-site or in person consultation in connection therewith. For clarity, the receiving Party shall be responsible for any Development or Manufacturing related costs associated with such technology transfer, including lab runs, pilot scale testing and demo batches. For clarity, the Parties’ rights and obligations with respect to the transfer of regulatory materials is described in ARTICLE 4.

ARTICLE 7

PAYMENTS

7.1 Upfront Payments. Within two (2) Business Days of the Effective Date, Licensee shall issue and deliver to Lilly 1,213,000 shares (the “Shares”) of Licensee Common Stock pursuant to the Share Issuance Agreement attached hereto as Schedule 7.1 (the “Share Issuance Agreement”), and pay to Lilly by wire transfer of immediately available funds, into an account designated in writing by Lilly, an amount equal to two million Dollars ($2,000,000) (together with the issuance of the Shares, the “Upfront Payment”); provided, that the Upfront Payment is in partial consideration for the supplies provided by Lilly pursuant to Section 6.1. The Upfront Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

7.2 Milestone Payments. Licensee shall pay to Lilly the milestone payments described in this Section 7.2 following achievement (for the avoidance of doubt, only upon the first occurrence) of the corresponding milestone event. Licensee shall promptly notify Lilly in writing of, but in no event later than five (5) days after, the achievement of each such milestone event (each, a “Milestone Notification Notice”). Each such milestone payment is nonrefundable and noncreditable against any other payments due hereunder.

7.2.1 Milestones.

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Milestone Event	Milestone Payment
Development Milestone
[***]	[***]
Sales Milestones
[***]	[***]
[***]	[***]

7.2.2 Procedure for Payment of Milestones. Licensee shall pay the applicable cash milestone payment by wire transfer of immediately available funds into an account designated by Lilly within five (5) days after such achievement of the applicable milestone event. For clarity, in no event shall a failure to deliver a Milestone Notification Notice pursuant to Section 7.2 relieve Licensee of its obligation to pay Lilly the milestone payments described in this Section 7.2.2.

7.2.3 Conditions for Payment of Milestones in Equity. As indicated in Section 7.2.1, Licensee may pay the development milestone partially in Licensee Common Stock according to the language set forth in Section 7.2.1; provided, that the following conditions are met:

(a) [***];

(b) [***]; and

(c) [***].

7.3 Royalty Payments.

7.3.1 Product. Subject to Section 7.3.2, on a Product-by-Product and country-by-country basis during the Royalty Term applicable to such Product and such country, Licensee shall pay to Lilly the following royalties on Net Sales of Products:

Form of Product Administration	Royalty Rate
[***]	[***]
[***]	[***]

7.3.2 Non-Fixed Dose Combination Product. With respect to Non-Fixed Dose Combination Products, on a Non-Fixed Dose Combination Product-by-Non-Fixed Dose Combination Product and country-by-country basis during the Royalty Term applicable to such

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Non-Fixed Dose Combination Product and such country, Licensee shall pay Lilly a royalty equal to [***] of its Net Sales associated with the Product component of each such Non-Fixed Dose Combination Product; [***]. Licensee will be responsible for acquiring monthly Prescription Data and reporting to Lilly which Product sales are deemed to be associated with a Non-Fixed Dose Combination Product.

7.3.3 Fixed Dose Combination Product. With respect to Fixed Dose Combination Products, on a Fixed Dose Combination Product-by-Fixed Dose Combination Product and country-by-country basis during the Royalty Term applicable to such Fixed Dose Combination Product and such country, Lilly shall pay Licensee a [***] royalty on Net Sales of such Fixed Dose Combination Product.

7.3.4 Royalty Reductions.

(a) On a country-by-country basis, with respect to any Royalty Product, if, at any time during the Royalty Term applicable to such Royalty Product in such country, sales of Generic Products with respect to such Royalty Product equal or exceed a [***], then any royalty payments owed with respect to such Royalty Product in such country pursuant to this Section 7.3 will be reduced by [***] for so long as [***], provided that if sales of Generic Products with respect to such Royalty Product equal or exceed a [***], then any royalty payments owed with respect to such Royalty Product in such country pursuant to this Section 7.3 will be reduced by [***] for so long as [***].

(b) Licensee shall have the right (but not the obligation), at its own expense (subject to the reduction provided for by this Section 7.3.4(b)), for obtaining any licenses from any Third Parties (that are not Sublicensees of Licensee with respect to a Product in such country) to any issued Patents that would be infringed by the practice of the Lilly Technology licensed under Section 2.1 with respect to a given Product in a particular country (each such Patent, a “Third Party Patent”). If Licensee obtains such a license to a Third Party Patent, Licensee shall be entitled to credit [***] paid to such Third Party during a Calendar Quarter from the royalty payment otherwise payable by Licensee to Lilly pursuant to this Section 7.3 with respect to such Product and such country in such Calendar Quarter.

(c) On a country-by-country basis, with respect to any Royalty Product, if, at any time during the Royalty Term applicable to such Royalty Product in such country, there is no (i) Valid Claim of a Lilly Compound Patent or Licensee Patent claiming or covering the composition of matter of such Product, or any portion thereof, or the Manufacture or approved use thereof in such country or (ii) other Regulatory Exclusivity covering such Royalty Product in such country, as from the first Calendar Quarter this Section 7.3.4(c) applies, and thereafter for so long as this Section 7.3.4(c) applies in such particular country, the royalty rate applicable to such Product shall be reduced by [***].

(d) Notwithstanding the foregoing Sections 7.3.4(a), 7.3.4(b), and 7.3.4(c), in no event shall any royalty payment for any Royalty Product in any country in any

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Calendar Quarter be reduced to less than [***] of the royalty payment otherwise payable by a Party to the other Party pursuant to Section 7.3.1, 7.3.2, or 7.3.3, as applicable, before taking into account the reductions permitted by Sections 7.3.4(a), 7.3.4(b), and 7.3.4(c).

7.3.5 [***] Agreement. The Parties will agree on a process for paying royalties and milestones arising from the [***] Agreement, if any; provided, that each Party will be responsible for [***].

7.4 Royalty Payments and Reports. Each Selling Party (and Licensee on behalf of its Related Parties) shall keep complete and accurate books and records that may be necessary to ascertain properly and to verify the payments owed hereunder and shall calculate all Royalty Payments payable to the other Party pursuant to Section 7.3 with respect to Net Sales at the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 7.6. Each Selling Party (and Licensee on behalf of its Related Parties) shall pay to the other Party the royalty payment due for Net Sales during a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter. Each royalty payment due shall be accompanied by a statement of the amount of Net Sales of the Royalty Product, (a) as a whole and (b) on a country-by-country basis during the applicable Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Related Parties (and any distributors) to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

7.5 Taxes and Withholding.

7.5.1 VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by one Party to the other under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, the paying Party shall pay such VAT, and (i) if such VAT is owing as a result of any action by the paying Party, including any assignment or sublicense (including assignment to, or payment hereunder by, a paying Party -related entity or Affiliate), or any failure on the part of the paying Party or its Affiliates to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that the non-paying/receiving Party receives a sum equal to the sum which it would have received had such VAT not been due or (ii) otherwise, such payment shall be made after deduction of such VAT. In the event that any deducted VAT is later recovered by the paying Party or an Affiliate, the paying Party shall promptly reimburse the non-paying/receiving Party for the deducted amount. For the sake of clarity, any increase in payments to the non-paying/receiving Party under this Section 7.5 shall reflect only the incremental increase in VAT directly resulting from clause (i) above. In the event that any VAT is owing in any jurisdiction in respect of any such payment, the non-

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paying/receiving Party will provide to the paying Party tax invoices showing the correct amount of VAT in respect of such payments hereunder.

7.5.2 Withholding Tax Matters. If the paying Party is required to make a payment to the non-paying/receiving Party subject to a deduction of tax or withholding tax, the sum payable by the paying Party (in respect of which such deduction or withholding is required to be made) shall be made to the non-paying/receiving Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by the non-paying/receiving Party, subject to Section 7.5.1 and the obligation of the paying Party to assume the responsibility of such expense in the event that such expense arises as a result of any action by the paying Party.

7.5.3 Tax Cooperation. To the extent the paying Party is required to deduct and withhold taxes on any payments to the non-paying/receiving Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the non-paying/receiving Party an official tax certificate or other evidence of such withholding sufficient to enable the non-paying/receiving Party to claim such payments of taxes. The non-paying/receiving Party shall provide to the paying Party any tax forms that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The non-paying/receiving Party shall use reasonable efforts to provide any such tax forms to the paying Party at least thirty (30) days prior to the due date for any payments for which the non-paying/receiving Party desires that the paying Party apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

7.6 Currency Conversion. All payments hereunder shall be made in U.S. Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. Dollars), any amount expressed in a foreign currency shall be converted into U.S. Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, in accordance with GAAP, consistently applied, or by using a reputable source such as the Wall Street Journal or Reuters.

7.7 General Payment Procedures. Unless otherwise expressly payable in certain time frames as provided in this Agreement, the receiving Party shall invoice the paying Party for all amounts due to such non-paying/receiving Party under this Agreement, and such payments shall be made within thirty (30) days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.

7.8 Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street

Journal plus eight percent (8%). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

7.9 Records; Audits. During the Term and for two (2) years thereafter, the non-paying/receiving Party shall have a right to request an audit of each Selling Party in order to confirm the accuracy of royalty payments or any other applicable amount audited hereunder (an “Audit”); provided, however, that each non-paying/receiving Party shall only have the right to request such Audit one time during any given Calendar Year. Upon the written request by the non-paying/receiving Party to Audit a Selling Party, the non-paying/receiving Party shall have the right to engage an independent certified public accountant approved by the paying Party, such approval not to be unreasonably withheld, to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the royalty payments or any other applicable amount audited hereunder for the Calendar Year(s) requested by the non-paying/receiving Party; provided that (i) such accountants shall submit an audit plan, including audit scope, to the Selling Party for the Selling Party’s approval, which shall not be unreasonably withheld, prior to audit implementation, (ii) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of the Selling Party upon five (5) days’ prior written notice to the Selling Party, and at reasonable times on Business Days, (iii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the Selling Party reasonably acceptable to the Selling Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the non-paying/receiving Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iv) such accountants shall use reasonable efforts to minimize any disruption to the Selling Party’s business. The Selling Party shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties upon completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by the Selling Party shall be paid to the non-paying/receiving Party within thirty (30) Business Days of notification of the results of such inspection. Any overpayments made by the Selling Party shall be refunded by the non-paying/receiving Party within thirty (30) Business Days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of the non-paying/receiving Party unless the accountants’ calculation shows that the actual royalties payable, Net Sales and/or any other applicable amount Audited hereunder to be underpaid by more than five percent (5%), than the amounts as paid and reported by the Selling Party for the period subject to the Audit.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Ownership of Intellectual Property.

8.1.1 General. Subject to the provisions of this Section 8.1.1 and except as expressly set forth otherwise in this Agreement, (i) Lilly shall solely own, and it alone shall have the right to apply for, Patents claiming or covering any Lilly Invention (“Lilly Collaboration Patents”), and (ii) Licensee shall solely own, and it alone shall have the right to apply for, Patents claiming or covering any Licensee Invention (“Licensee Collaboration Patents”).

8.1.2 Joint Inventions. Each Party shall promptly disclose to the other Party all Lilly Inventions, Licensee Inventions and Joint Inventions, as applicable, made by it during the Term. The determination of inventorship for such Inventions shall be made in accordance with Applicable Law relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code) and the Parties shall reasonably agree to a process for prosecuting and maintaining Patents covering any such Joint Inventions.

8.1.3 Other Inventions. Any Compound Invention that is Invented solely by either Party, jointly by the Parties, or jointly by a Party and a Third Party during the Term shall be solely owned by Licensee (and any such patents shall be deemed Licensee Patents) and Lilly shall, and hereby does, assign to Licensee Lilly’s entire right, title and interest in and to any such Compound Inventions. Any Combination Invention that is Invented solely by either Party, jointly by the Parties, or jointly by a Party and a Third Party during the Term shall be solely owned by Lilly (and any such patents shall be deemed Lilly Patents) and Licensee shall, and hereby does, assign to Lilly Licensee’s entire right, title and interest in and to any such Combination Inventions.

8.1.4 Employees. Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 8.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also use its Commercially Reasonable Efforts to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors to Lilly and/or Licensee, as applicable, according to the ownership principles described in Section 8.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

8.2 Disclosures. Each Party shall, before filing a new Patent application (including provisionals and continuations-in-part) claiming an Invention, promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at least ten (10) Business Days before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar or prior publication. If the non-filing Party believes that filing Party’s proposed Patent application discloses the non-filing Party’s Confidential Information, non-filing Party shall so notify the filing Party within such ten (10) Business Days after receipt thereof, and the filing Party shall amend its proposed application to remove any such Confidential Information. If the non-filing Party does not provide the filing Party with a response within the ten (10) Business Days following the non-filing Party’s receipt of notice from the filing Party of the proposed patent application by the filing Party, the non-filing Party will be deemed not to have objected to the contents of, and the filing Party may proceed with the filing of, the proposed patent application.

8.3 Patent Filings, Prosecution and Maintenance.

8.3.1 Lilly Compound Patents and Licensee Patents. Licensee shall have the first right to prepare, file, prosecute and maintain Lilly Compound Patents and Licensee Patents, at its own cost and expense. Licensee shall keep Lilly generally informed of the status of Lilly Compound Patents and Licensee Patents. If, during the Term, Licensee (a) intends to allow any Lilly Compound Patent to expire or intends to otherwise abandon any such Lilly Compound Patent, Licensee shall notify Lilly of such intention or decision at least thirty (30) days (or as soon as possible if less than thirty (30) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Lilly Compound Patent and Lilly shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of Lilly.

8.3.2 Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 8.3, including obtaining and executing necessary powers of attorney and any necessary assignments, including by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

8.4 Defense and Enforcement of Patents.

8.4.1 Infringement of Third Party Patents. Each of the Parties shall promptly, but in any event no later than ten (10) days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by Licensee or Lilly or any of their respective Affiliates or, in the case of Licensee, its Related Parties with respect to the research, Development, Manufacture, use, sale, offer for sale or importation of the Compound or Product (each, an “Infringement Claim”). With respect to any Infringement Claim in the Licensed Field, the Parties shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the appropriate Third Parties within thirty (30) days after the receipt of the notice pursuant to this Section 8.4.1, then Licensee shall assume control of the defense of such Infringement Claim. Lilly, upon request of Licensee, agrees to join in any such litigation, and in any event to reasonably cooperate with Licensee, in each case, at Licensee’s reasonable expense. Lilly will have the right to consult with Licensee concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Lilly is a party at its own expense. Licensee shall have the exclusive right to settle any Infringement Claim without the consent of Lilly, unless such settlement would have a material adverse impact on Lilly (in which case the consent of such other Lilly shall be required). For purposes of this Section 8.4.1, any settlement that would involve the waiver of rights (including the rights to receive payments) of Lilly shall be deemed a material adverse impact and shall require the consent of Lilly, such consent not to be unreasonably withheld.

8.4.2 Prosecution of Infringers.

(a) Notice. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the (w) Joint Inventions, (x) Lilly Patents (including Lilly Compound Patents), Lilly Inventions or Lilly Know-How or (y) Licensee Patents, Licensee Inventions, or Licensee Know-How, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Lilly (including Lilly Compound Patents) Patents or Licensee Patents, or if any Third Party claims that any such Patent is invalid or unenforceable, it will promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b) Enforcement of Patents.

(i) As between the Parties, (A) Licensee will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Lilly Compound Patents, and Licensee will have the sole right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Licensee Patents against infringement by a Third Party, that is, in each case, conducting the Manufacture, sale, use, offer for sale or import of any Product, and (B) Lilly will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Lilly Patents (including the Lilly Compound Patents) against infringement by a Third Party, that is conducting the Manufacture, sale, use, offer for sale or import of any Lilly Product. The applicable Party may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice and shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, the other Party shall have the right, at its own expense, to be represented in any such action related to enforcement or defense of any such Patent by counsel of its own choice.

(ii) If, pursuant to Section 8.4.2(b)(i), and subject to Section 8.5, a Party having the first right to institute such litigation or otherwise take steps to remedy the applicable infringement fails to do so within one hundred eighty (180) days of the date such Party has provided notice to the other Party pursuant to Section 8.4.2(a) of such infringement or claim, then such other Party will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and such first Party will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Cooperation; Damages.

(i) If one Party brings any suit, action or proceeding under Section 8.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any costs incurred by the non-enforcing or defending Party in providing such assistance.

(iii) Neither Party shall, without the prior written consent of the other Party (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 8.4.2 involving a Patent controlled by the other Party, that admits the invalidity or unenforceability of any Patent controlled by the other Party, or requires the other Party to pay any sum of money, or otherwise adversely affects the rights of the other Party with respect to such Patents, the Product or rights hereunder (including the rights to receive payments).

(iv) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 8.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated (A) as Net Sales of the Product or Lilly Product, as applicable, if the Party having the first right to bring the action brings such action under Section 8.4.2(b)(i), or (B) solely to the other Party if such Party brings such action under Section 8.4.2(b)(ii).

8.5 Lilly Patents (including any patents covering or claiming a Combination Invention) Excluding the Lilly Compound Patents. For clarity, with respect to any Lilly Patent (including any patents covering or claiming a Combination Invention), other than the Lilly Compound Patents, Lilly (or its designee) shall have the sole and exclusive right to Control the prosecution and maintenance thereof and to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Lilly Patents, in its sole discretion and Licensee shall have no rights with respect thereto.

8.6 Patent Term Extensions. As between Lilly and Licensee, Licensee shall have the exclusive right, but not the obligation, to seek, in Licensee’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Law) in any country in relation to the Lilly Compound Patents and the Licensee Patents. Licensee and Lilly shall cooperate in connection with all such activities. Licensee, its agents and attorneys will give due consideration to all suggestions and comments of Lilly regarding any such activities, but in the event of a disagreement between the Parties, Licensee will have the final decision making authority.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

9.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

9.1.2 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

9.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, except for rights granted to Third Parties pursuant to the contracts set forth in Schedule 2.1 or the [***] Agreement, or (ii) violate any Applicable Law.

9.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Products or Lilly Products or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

9.2 Additional Representations, Warranties and Covenants of Lilly. Lilly hereby represents, warrants and covenants to Licensee that, as of the Effective Date:

9.2.1 The Lilly Technology constitutes all of the rights (including all Patents, Know-How, information and other intellectual property rights) owned or controlled by Lilly that

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are necessary to enable Licensee to fully Develop, Manufacture and Commercialize the Compounds and Products as conducted, to the extent applicable, by Lilly prior to the Effective Date.

9.2.2 To the knowledge of Lilly, the exploitation of the Lilly Compound Patents has not and does not infringe, dilute, conflict with, misappropriate, or otherwise violate any intellectual property rights of any Third Party.

9.2.3 Lilly has not filed any Marketing Authorization Applications with a Governmental Authority for the sale of the Product.

9.2.4 Lilly is the owner or licensee of the Lilly Patents and Lilly Know-How.

9.2.5 To its knowledge, Lilly has complied with all Applicable Law in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Lilly Patents owned by Lilly.

9.2.6 Neither Lilly nor, to the knowledge of Lilly, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product.

9.2.7 To the knowledge of Lilly, no Third Party (i) is infringing any Lilly Patents or has misappropriated any Lilly Know-How or (ii) has challenged the scope, duration, validity, enforceability, priority, or Lilly’s right to use or license any Lilly Technology.

9.2.8 The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Lilly involving Taladegib and Products containing or comprising Taladegib were and, if still pending, are being conducted in all material respect in accordance with Applicable Law.

9.2.9 (i) Lilly has furnished Licensee with access to complete copies of all INDs, clinical trial data and study reports, and all other Regulatory Materials related to Taladegib and Products containing or comprising Taladegib, (ii) Lilly is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Regulatory Materials that exist as of the Effective Date, and (iii) Lilly has complied in all material respects with Applicable Law relating to the Regulatory Materials, and with regard to actions taken directly by Lilly, relating to the Compounds and Products.

9.2.10 None of the executive officers of Lilly have been disqualified or debarred by any Government Authority for any purpose, or have been charged with or convicted under any Applicable Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under any Applicable Law.

9.2.11 Lilly represents and warrants that the Development Data are true and accurate in all material respects. Lilly is transferring to Licensee, and subject to Licensee’s acceptance thereof and reasonable cooperation with respect thereto, as part of the Development Data or other transfers called for in this Agreement, a copy of all of the information, including all manufacturing information in Lilly’s tangible possession as of the Effective Date that is necessary for Licensee to exercise its rights pursuant to Section 2.1.

9.3 Additional Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to Lilly that, as of the Effective Date:

9.3.1 Licensee’s compensation programs for its Sales Representatives do not, and will not, provide financial incentives for the promotion, sales, and marketing of the Product in violation of any Applicable Law or any professional requirements.

9.3.2 Licensee’s training materials and programs relating to Products will be in accordance with the Regulatory Approvals and Applicable Law.

9.3.3 All Product Commercialized or Manufactured by, or under authority of, Licensee shall be:

(a) packaged, labeled, handled, stored and shipped by Licensee, in accordance with, and shall conform to, the applicable Product Specifications;

(b) packaged, labeled, handled, stored and shipped by Licensee in compliance with all Applicable Law including, GMPs; and

(c) from and after the time delivered by Lilly hereunder or Manufactured by Licensee (as applicable), free of any material that would cause the Product to be adulterated or misbranded within the meaning of Applicable Law.

9.3.4 To the knowledge of Licensee, no claim or demand of any Person has been asserted in writing to Licensee that challenges the rights of Licensee to use or license any of the Licensee Technology.

9.3.5 To its knowledge, Licensee has complied with all Applicable Law, in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensee Patents owned by Licensee.

9.3.6 Prior to the payment of the development milestone in Section 7.2, [***].

9.3.7 Licensee is its own Ultimate Parent Entity and the transaction considered in this Agreement does not satisfy the jurisdictional thresholds described in 15 U.S.C. § 18a(B)(i). Capitalized terms in this Section 9.3.7 have the meaning set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and applicable regulations.

9.4 Disclaimer. Licensee understands that the Product is the subject of ongoing clinical research and development and that Lilly cannot ensure the safety or usefulness of the

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Product or that the Product will receive Regulatory Approvals. In addition, Lilly makes no warranties except as set forth in this ARTICLE 9 concerning the Lilly Technology.

9.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

9.6 Compliance.

9.6.1 Compliance with Anti-Corruption Laws. In connection with this Agreement, each Party represents, warrants and covenants that it has complied and will comply with all Applicable Law and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (FCPA), as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions.

9.6.2 Prohibited Conduct. In connection with this Agreement, each Party represents, warrants and covenants that it has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, in order to assist Licensee or Lilly in obtaining or retaining business.

9.7 Non-Competition.

9.7.1 For a period of [***] following the Effective Date, neither Lilly nor any of its Affiliates shall, directly or indirectly Develop or Commercialize a Competing Product anywhere in the world or otherwise own, manage, operate, control, participate in (including by engaging in any product development, product support or joint venture activities), or transfer or license rights in support of any business that Lilly or its Affiliates knows or should know does or intends to Develop or Commercialize a Competing Product; provided, that, for clarity, Lilly, in performance of its obligations hereunder, including the performance of the On-Going Studies,

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shall not be in breach of this Section 9.7.1. Without limiting the foregoing covenant, in the event that Lilly or any of its Affiliates proposes to [***].

9.7.2 For a period of [***] following the Effective Date, neither Licensee nor any of its Affiliates shall, directly or indirectly, Develop or Commercialize a product comprised of [***]. Without limiting the foregoing covenant, in the event that Licensee or any of its Affiliates proposes to [***]. Notwithstanding anything to the contrary contained herein, Licensee shall have the right to Develop, Manufacture, have Manufactured and Commercialize products comprising a [***].

9.7.3 In the event of a breach of any provision of this Section 9.7 by the other Party, the non-breaching Party may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violation of such provisions. Each Party recognizes that the restrictions contained in, and the terms of, this Section 9.7 are properly required for the adequate protection of the other Party’s rights hereunder, and agrees that if any provision in this Section 9.7 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Lilly. Lilly hereby agrees to save, indemnify, defend and hold Licensee, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Claim”) resulting or otherwise arising from (i) any breach by Lilly of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Lilly or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (iii) the conduct of the Development, Manufacturing or Packaging and Labeling activities (including, for clarity, any product liability Losses resulting therefrom) conducted by Lilly (or its Affiliates or their respective officers, directors, employees, agents or consultants) related to Compounds or Products prior to the Effective Date, or (iv) any matter related to the Development, Manufacturing, Packaging and Labeling or Commercialization of Lilly Products (including, for clarity, any product liability Losses resulting therefrom) by Lilly (or its Affiliates, or their respective officers, directors, employees, agents or consultants), in each case except to the extent that such Losses are subject to indemnification by Licensee pursuant to Section 10.2.

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10.2 Indemnification by Licensee. Licensee hereby agrees to save, indemnify, defend and hold Lilly, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Claims resulting or otherwise arising from (i) any breach by Licensee of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Licensee (or its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (iii) any matter related to the Development, Manufacturing, Packaging and Labeling or Commercialization of the Product hereunder (including, for clarity, any product liability Losses resulting therefrom) by Licensee (or its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) or their respective officers, directors, employees, agents or consultants, in each case except to the extent that such Losses are subject to indemnification by Lilly pursuant to Section 10.1.

10.3 Indemnification Procedures.

10.3.1 A Party believing that it is entitled to indemnification under, as applicable, Section 10.1 or Section 10.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under, as applicable, Section 10.1 or Section 10.2, it shall so notify the Party seeking indemnification.

10.3.2 If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

10.3.3 The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

10.3.4 The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the

Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

10.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, SPECIAL DAMAGES, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, OR MULTIPLE DAMAGES, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 or 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11.

10.5 Insurance. Licensee shall procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by Licensee pursuant to this Agreement, and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product, in no event be less than two million Dollars ($2,000,000) per loss occurrence and five million Dollars ($5,000,000) in the aggregate, and product liability insurance coverage shall, after such First Commercial Sale, in no event be less than five million Dollars ($5,000,000) per loss occurrence and fifty million Dollars ($50,000,000) in the aggregate. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this ARTICLE 10. Licensee shall provide Lilly with written evidence of such insurance prior to commencement of this Agreement and upon expiration of any one coverage. Licensee shall provide Lilly with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of Lilly hereunder.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information.

11.1.1 The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will (X) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value, (Y) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (Z) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all Know-How and other information and materials received by either Party from the other Party or its Affiliates pursuant to this Agreement. The foregoing obligations and the other obligations set forth in this Section 11.1 shall not apply with respect to any portion of such Confidential Information which:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

(e) has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

11.1.2 The receiving Party shall have the right to disclose any Confidential Information provided by the other Party hereunder if, in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is necessary to comply with the terms and conditions of this Agreement, or the requirements of any law or rule imposed by the U.S. Securities and Exchange Commission or any securities exchange or other Applicable Law, but only to the extent of such necessity or requirements; and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure of Confidential Information pursuant to the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information.

11.1.3 Except as set forth above, each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to (i) the receiving Party’s attorneys, independent accountants and financial advisors for the sole purpose of enabling such attorneys, independent accountants and financial advisors to provide advice to the receiving Party and (ii) the receiving Party’s Affiliates, directors, officers, employees, consultants, advisors and permitted subcontractors, sublicensees and subdistributors, and to the directors, officers, employees, consultants, advisors and permitted subcontractors, sublicensees and subdistributors of such Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement; provided that in each case the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and nonuse of the receiving Party pursuant to this Section 11.1; and provided further, that each Party shall remain responsible for any failure by its attorneys, independent accountants and financial advisors, Affiliates, and its and its Affiliates’ respective directors, officers, employees, consultants, advisors and permitted subcontractors, sublicensees and subdistributors, to treat such Confidential Information as required under this Section 11.1.

For clarity, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions, other tax analyses, or a complete copy of this Agreement and any amendments thereto) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

11.1.4 Each Party acknowledges that a Party in breach of any of its obligations under this Section 11.1 shall cause the non-breaching Party irreparable harm, for which monetary damages will be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

11.2 Publicity. Any press releases or other public statements or disclosures regarding the subject matter of this Agreement shall be subject to the express prior written consent of each of the Parties; provided that a disclosure shall be permitted without the other Party’s consent to the extent that it does not contain information beyond that included in a prior disclosure approved in writing by both Parties. Notwithstanding the foregoing any disclosure that is required by Applicable Law or the rules of the U.S. Securities and Exchange Commission or any securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although, prior to any such legally required disclosure by Licensee, Licensee shall give Lilly prompt notice and an opportunity to comment on the proposed disclosure.

11.3 Securities Filings. In the event Licensee proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document that describes or refers to this Agreement, Licensee shall notify Lilly of such intention and shall provide Lilly with a copy of relevant portions of the proposed filing not less than three (3) Business Days prior to such filing (or such shorter period of time as may be required in the circumstances, and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall use reasonable efforts to obtain confidential treatment of any information concerning Lilly that Lilly requests be kept confidential, consistent with Licensee’s disclosure obligations under applicable securities laws. For clarity, Lilly may, at its discretion, file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement.

11.4 Publications. Except for disclosures permitted under this Agreement and the initial press release to be published following the Effective Date in substantially the form attached hereto as Schedule 11.4, either Party, its Affiliates, or their respective employee(s) or consultant(s) wishing to make a publication related to the Product or which otherwise may reasonably contain Know-How, or other intellectual property, of the other Party shall deliver to such other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. Notwithstanding the foregoing, the Parties acknowledge and agree that Lilly may make any such public disclosures regarding the Compound has have been planned as of the Effective Date.

11.5 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 11.4, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.

11.6 Unauthorized Disclosure of Confidential Information. Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement. Such plan shall include considerations of, among other things, notification, remediation and retrieval. In the event that a Party becomes aware of an unauthorized disclosure of Confidential Information, then such Party shall notify the other Party promptly in writing.

11.7 Survival. The obligations and prohibitions contained in this ARTICLE 11 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 12, shall remain in effect on a Royalty Product-by-Royalty Product and country-by-country basis until the expiration of the Royalty Term applicable to such Royalty Product and country (the “Term”).

12.2 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached this Agreement, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement. The Breaching Party shall have ninety (90) days (thirty (30) days in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default (the “Cure Period”); provided, however, that if any breach is not curable within the Cure Period, such Cure Period shall be extended for so long a period as the Breaching Party is making a bona fide effort to cure such alleged material breach. If the alleged material breach relates to non-payment of any amount due under this Agreement the Cure Period will be tolled following notice of any such dispute pending resolution of any bona fide dispute between the Parties as to whether such payment is due, and upon determination of amount due, such payment will bear interest in accordance with Section 7.8 dated back to the original date upon which such payment was due. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Termination shall become effective upon receipt of the written notice of termination by the Breaching Party to be given within ten (10) days of the end of such Cure Period if not cured prior to then.

12.3 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.4 Patent Challenge Termination by Lilly. Lilly will be permitted to terminate this Agreement upon written notice to Licensee, effective upon receipt, if Licensee or any of its Related Parties, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to, (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Lilly Patent. Notwithstanding the foregoing, nothing in this Section 12.4 will either: (i) prevent Licensee or its Affiliates from asserting any defense or counterclaim in an action for infringement of intellectual property brought by Lilly or its Affiliates against Licensee or its Affiliates; or (ii) allow Lilly to terminate this Agreement in the event Licensee or any of its Affiliates asserts any such defense or counterclaim or otherwise responds in any such action for infringement brought by Lilly or its Affiliates.

ARTICLE 13

EFFECTS OF EXPIRATION OR TERMINATION

13.1 Effect on Licenses.

13.1.1 Upon the expiration of this Agreement (but not the termination of this Agreement) with respect to any given Product(s) and country(ies), the license granted to Licensee in Section 2.1 with respect to such Product and country shall survive, subject to becoming a non-exclusive license.

13.1.2 Upon the termination of this Agreement, in its entirety, all rights and licenses granted to Licensee hereunder shall immediately terminate.

13.1.3 If Licensee has the right to terminate this Agreement pursuant to Section 12.2 in connection with Lilly’s uncured material breach or default, then Licensee may elect not to terminate this Agreement and may instead (i) elect to keep this Agreement in full force and effect subject only to [***] and (ii) terminate Lilly’s rights under Section 2.2, including all licenses granted thereunder and any corresponding sections related thereto.

13.2 Program Transition. In the event of any termination of this Agreement, in its entirety, or with respect to any given Product(s) and country(ies), the Parties will work together in good faith to determine and implement reasonable wind-down procedures with respect to relevant Product and Compound-related activities ongoing at the time of such termination.

13.3 Accrued Rights. Expiration or termination this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

13.4 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: ARTICLES: 1 (to the extent necessary to give meaning to other surviving provisions), 10, 11, 13 (to the extent applicable), and 15 and Sections: 2.3.1, 3.6, 4.3, 4.4, and 7.4 through 7.9, inclusive (with respect to relevant sales prior to the effective date of expiration or termination). Except as set forth in this ARTICLE 13 or otherwise expressly set forth herein, upon expiration or termination of this Agreement all other rights and obligations of the Parties shall cease.

13.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lilly and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as

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defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (x) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (y) if not delivered under clause (x), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Lilly Know-How in the case that Lilly is the Bankrupt Party and Licensee Know-How in the case Licensee is the Bankrupt Party.

ARTICLE 14

DISPUTE RESOLUTION

The Parties recognize that, from time to time, disputes, controversies or claim may arise which stem from or are related to a Party’s respective rights or obligations under this Agreement or a Party’s actual or alleged breach of this Agreement (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 14 if and when a Dispute arises under this Agreement, subject to Section 15.11.2. If the Parties are unable to resolve any Dispute within thirty (30) days after such Dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to Designated Officers of each Party for attempted resolution. If the Designated Officers cannot reach resolution of the Dispute within thirty (30) days after such referral, the Dispute shall be referred to the Parties’ designated executive officers or their delegates for attempted resolution. In the event the designated executive officers or their delegates are not able to resolve such Dispute within such thirty (30) day period after receipt of written notice, then each Party is free to pursue any remedy at law or in equity available to such Party.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

15.2 Force Majeure. No Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement (other than obligations to make payments of money) whose performance is affected by Force Majeure shall be suspended during, but not longer than, the continuance of the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including and an estimate of the likely period of time during which its performance will be affected, and shall use reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult directly or through the appropriate Committees and may appropriately scale back their respective activities in order to avoid waste or inappropriate usage of resources under the circumstances, and neither Party shall be liable for any such reasonable scale back, or be considered in breach of its obligations under this Agreement (other than obligations to make payments of money to the other Party) as a result of such reasonable scale back.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid (which notice shall be effective five (5) Business Days after such mailing); express delivery service (which notice shall be effective on the first Business Day after delivery to such service); or personally delivered to the appropriate addresses (which notice shall be effective upon delivery to such addresses) set forth below or to such other addresses or numbers for a Party as such Party may inform the other Party by giving five (5) Business Days’ prior written notice:

If to Lilly:                        Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:

Fax:

With copies to (which shall not constitute notice):

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:

Fax:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: General Counsel

Fax: (317) 433-3000

If to Licensee:                  Ignyta, Inc.

11111 Flintkote Avenue

San Diego, California 92121

Attention: Jonathan E. Lim, M.D.

Fax: (858) 255-5960

With copies to (which shall not constitute notice):

Ignyta, Inc.

11111 Flintkote Avenue

San Diego, California 92121

Attention: Matthew W. Onaitis, Esq.

Fax: (858) 255-5960

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston J. Larson, Esq.

Fax: (858) 523-5450

15.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s written consent to any of its Affiliates (but only for so long as such Person is and remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party). For clarity, either of the Parties may, without the other Party’s written consent, assign its rights and obligations under this Agreement to any Third Party in connection with (a) the acquisition of such Party by or merger or consolidation of such Party with another entity or (b) a merger, consolidation, sale of stock, sale of all or substantially all of such Party’s assets or other similar transaction in which such Third Party either becomes the owner of all or substantially all of the business and assets of (i) such Party or (ii) that portion of such Party’s business or business unit relating to this Agreement; provided, that in the event Licensee undergoes (a) or (b), Licensee shall provide prompt notice to Lilly, which such notice shall include the applicable Third Party’s name, [***]. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing delivered to the other Party, expressly assume

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the performance of such rights or obligations. Except as set forth in the immediately preceding sentence, in the event of an assignment or transfer as permitted above in this Section 15.4, if this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 15.4 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

15.5 Offset Rights. Notwithstanding anything to the contrary in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

15.6 Severability. If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.7 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.8 Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.9 Headings. The headings for each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.10 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to ARTICLES, Sections, Exhibits or Schedules shall be construed to refer to ARTICLES, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.11 Governing Law; Equitable Relief; and Jurisdiction.

15.11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state, other than Section 5-1401 of the New York General Obligations Applicable Law; provided that any matters relating to the construction or effect of any patent will be governed by the patent laws of the United States. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.11.2 Equitable Relief. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.11.3 that may be necessary to avoid irreparable harm or to maintain the status quo.

15.11.3 Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, and (c) irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 15.11.3. Notwithstanding the forgoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding.

15.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.13 No Third Party Beneficiaries. No person or entity other than Licensee, Lilly and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.14 Independent Contractors. It is expressly agreed that Licensee and Lilly shall be independent contractors and that the relationship between Licensee and Lilly shall not constitute a partnership, joint venture or agency. Neither Licensee nor Lilly shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

15.15 Counterparts; Facsimile Signatures. This Agreement may be executed in three (3) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by delivery of electronically scanned copies of original signatures delivered by facsimile or electronic mail, and such signatures shall be deemed to bind each Party as if they were original signatures.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

IGNYTA, INC.		ELI LILLY AND COMPANY

By:	/s/ Jonathan Lim	By:	/s/ John C. Lechleiter

Name:	Jonathan Lim	Name:	John C. Lechleiter

Title:	Chairman and CEO	Title:	Chairman and CEO

Schedule 1.49

Lilly Compound Patents

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***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.89

Taladegib Chemical Structure

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.1

Third Party Contracts for On-Going Studies

•	[***]

•	[***]

•	[***]

•	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6.1

Initial Compound/Product Supply

[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
		[***]	[***]

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 7.1

IGNYTA, INC.

SHARE ISSUANCE AGREEMENT

THIS SHARE ISSUANCE AGREEMENT (this “Agreement”) is entered into as of November 6, 2015 (the “Effective Date”), by and between Ignyta, Inc., a Delaware corporation (the “Company”), and Eli Lilly and Company, an Indiana corporation (the “Investor”).

WHEREAS, simultaneously herewith, the Company and the Investor are entering into a License, Development and Commercialization Agreement (the “License Agreement”), pursuant to which the Investor is licensing certain technologies to the Company; and

WHEREAS, simultaneously herewith, the Company and the Investor are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), whereby the Investor will purchase 1,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for an aggregate purchase price of $30,000,000.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

1. Share Issuance; License Agreement. Pursuant to Section 7.1 of the License Agreement, the Company hereby agrees to issue and deliver to the Investor 1,213,000 shares of Common Stock (the “Stock”) within two (2) business days (as defined below) of the Effective Date (such date the Stock is issued and delivered to the Investor, the “Closing Date”).

2. Investor Representations. The Investor hereby represents and warrants as of the Closing Date to the Company as follows (unless as of a specific date therein):

a) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action, as applicable, on the part of the Investor. This Agreement has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Investor has not been organized for the specific purpose of purchasing the Stock and is not prohibited from doing so.

b) Own Account. The Investor understands that the shares of Stock are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law, and is acquiring the Stock as principal for its own account and not with a view to or for distributing or reselling such Stock or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Stock in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Stock in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Investor’s right to sell the Stock in compliance with applicable federal and state securities laws). The Investor is acquiring the Stock hereunder in the ordinary course of its business.

c) Investor Status. At the time the Investor was offered the Stock, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

d) Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Stock and, at the present time, is able to afford a complete loss of such investment.

e) General Solicitation. The Investor is not purchasing the Stock as a result of any advertisement, article, notice or other communication regarding the Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar, or any other general solicitation or general advertisement.

3. Legends; Stop Transfer.

a) All certificates or book-entry statements for shares of the Stock shall bear substantially the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH

EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER HEREOF NOT TO SELL OR OTHERWISE TRANSFER SUCH SECURITIES (THE “MARKET STAND-OFF”) FOR A PERIOD OF SIX MONTHS AFTER NOVEMBER 10, 2015 AND SUCH MARKET STAND-OFF SHALL REMAIN IN EFFECT THROUGH AND INCLUDING MAY 10, 2016.

b) In addition, the Company or its transfer agent shall make a notation regarding the restrictions on transfer of the Stock in its stockbooks and records, and shares of the Stock shall be transferred on the books of the Company or its transfer agent only if transferred or sold pursuant to an effective registration statement under the Securities Act covering such shares or pursuant to an exemption from such registration requirements.

4. Market Stand-Off. The Investor hereby agrees that it will not for a period ending six (6) months after the Closing Date:

a) Offer, pledge, sell, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s Common Stock or other equity securities of the Company whether now owned or hereafter acquired by the Investor or with respect to which the Investor has or hereafter acquires the power of disposition, in each case, other than to the Investor or its affiliates; and

b) Purchase or otherwise acquire any additional Company Common Stock or other equity securities of the Company; provided, however, that the Investor may purchase additional shares of the Company’s Common Stock or other equity securities of the Company directly from the Company.

5. Company Representations. The Company hereby certifies that the representations and warranties of the Company contained in the Stock Purchase Agreement are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as such term is defined in the Stock Purchase Agreement) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date thereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined only as of that specified date in all respects).

6. Delaware Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware in each case located in the City of Dover and County of Kent. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Dover, County of Kent for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

7. Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, (d) upon actual receipt by the party to whom such notice is required to be given, or (e) if delivered by e-mail, upon the sending thereof so long as a copy of the same is also sent by one of the other means set forth in subclauses (a)-(d). The address for such notices and communications shall be as set forth on the signature pages attached hereto or such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. “Business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

8. Successors. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Issuance Agreement as of the Effective Date.

COMPANY:	INVESTOR:

IGNYTA, INC., a Delaware corporation	ELI LILLY AND COMPANY, an Indiana corporation

By:	By:
Name: Jonathan E. Lim, M.D.	Name:
Title: President and Chief Executive Officer	Title:

Address:	11111 Flintkote Avenue San Diego, California 92121	Address:
Fax: (858) 255-5960		Fax:
Email: jl@ignyta.com		Email:

With copies to (which shall not constitute notice):		With a copy to (which shall not constitute notice):

Ignyta, Inc.

11111 Flintkote Avenue

San Diego, California 92121

Attn: Matthew W. Onaitis, Esq.

Fax: (858) 255-5960

Email: mo@ignyta.com

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn: Cheston J. Larson, Esq.

Fax: (858) 523-5450

Email: cheston.larson@lw.com

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 Attn: Joseph Marxer Fax: (317) 433-6610 Email: marxer_joseph_h@lilly.com

Schedule 7.2.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [             ], 201[    ], by and between Ignyta, Inc., a Delaware corporation (the “Company”), and Eli Lilly and Company, an Indiana corporation (the “Stockholder”). Each of the Company and the Stockholder may be referred to in this Agreement as a “Party,” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings assigned such terms in Section 10 of this Agreement.

A. The Company and the Stockholder are parties to that certain License, Development and Commercialization Agreement, dated as of November 6, 2015 (the “License Agreement”);

B. The Company owes the Stockholder a milestone payment pursuant to Section 7.2.1 of the License Agreement and in accordance with the terms and conditions of such Section 7.2.1 has elected to pay a portion of its milestone payment through the delivery of [            ] shares of Common Stock of the Company, $0.0001 par value per share (the “Shares”).

C. As a condition to paying a portion of the milestone payment in the Shares, on [date] the Company filed with the Securities and Exchange Commission Registration Statement no-[            ] on an Form [    ] under the Securities Act relating to the offer and sale of the shares by Stockholder from time to time and caused the Registration Statement to be declared effective on [date].

D. In connection with the issuance of the Shares, and pursuant to the terms of the License Agreement, the Parties desire to enter into this Agreement in order to grant to the Stockholder and certain of its permitted transferees certain rights covering the Shares, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder hereby agree as follows:

1. Shelf Registration. So long as any Registrable Securities are outstanding, the Company shall take the following actions:

(a) The Company shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until such time as all of the Registrable Securities covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 or may be sold without restriction pursuant to Rule 144 including, without limitation, volume limitations and other restrictions of Rule 144 (the “Shelf Registration Period”); provided, however, that the requirement of continuous effectiveness may be waived with the consent of the Holders of the Majority-in-Interest. The Company shall be deemed not to have used its best efforts to keep the Registration Statement effective during the Shelf Registration Period if it voluntarily takes, or fails to take, any action that would directly result in Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during such period, unless such action is required by applicable law or except as provided in Section 3(a)(xii).

(b) Notwithstanding any other provisions of this Agreement to the contrary, the Company has caused and shall cause (i) the Registration Statement (as of the effective date of the Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) any related prospectus, preliminary prospectus or free writing prospectus and any amendment thereof or supplement thereto, as of its date, (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the Company shall have no such obligations or liabilities with respect to any written information pertaining to any Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein.

(c) The Company represents that the Registrable Securities included in the Registration Statement, pursuant to applicable listing requirements, have been listed on the Nasdaq Capital Market (or such national securities exchange on which the Company is then listed).

2. [Intentionally Omitted]

3. Registration Procedures; Removal of Legends.

(a) The Company shall use best efforts to effect the sale of such Registrable Securities in accordance with the Holder’s intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i) respond to written comments received from the Securities and Exchange Commission upon a review of any Registration Statement in a timely manner;

(ii) prepare and file with the Securities and Exchange Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith, and otherwise take such actions, as may be necessary to keep the Registration Statement effective until the earlier of (A) the Shelf Registration Period, and (B) the date on which all of such Registrable Securities have been disposed of by each Holder, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the Registration Statement;

(iii) promptly furnish to each Holder such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including the preliminary prospectus) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each Holder;

(iv) if applicable, use best efforts to register or qualify the shares covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v) notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, as expeditiously as possible following the happening of such event, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vi) use its best efforts to (x) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or (y) if such listing is not then permitted, or no similar securities issued by the Company are then so listed, secure a designation and quotation of all of the Registrable Securities covered by the Registration Statement on the OTC Bulletin Board;

(vii) provide a transfer agent and registrar for all such Registrable Securities;

(viii) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(ix) (A) authorize the removal of any legend indicating that such Shares have not been registered under the Securities Act and any other legend not required by applicable law from such Shares and (B) cause its transfer agent to issue such Shares without such legends to the holders thereof by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”) upon surrender of any stock certificates evidencing such Shares;

(x) make available for inspection by any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement;

(xi) otherwise use best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(xii) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Registration Statement for sale in any jurisdiction, the Company shall promptly notify each Holder and use best efforts promptly to obtain the withdrawal of such order;

(xiii) use best efforts to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Securities;

(xiv) permit any Holder who, in the reasonable judgment of the Company upon the advice of counsel, might be deemed to be an underwriter or controlling person of the Company, and, if applicable, any underwriter, a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least ten percent (10%) of the securities covered by such Registration Statement); and

(xv) cooperate with each Holder and any broker or dealer through which any such Holder proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such Holder.

(b) With respect to any Shares for which restrictive legends are removed pursuant to Section 3(a)(ix), the holder thereof agrees to only sell such Shares when and as permitted by the effective Registration Statement covering such resale and in accordance with applicable securities laws and regulations. Any fees (with respect to the Company’s transfer agent, counsel or otherwise) associated with the removal of such legend(s) shall be borne by the Company.

(c) The Stockholder may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares (i) following any sale of the Shares pursuant to Rule 144, or (ii) if such Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with current public information required under Rule 144 as to such Shares and without volume or manner of sale restrictions. Following the time a legend is no longer required for the Shares under this Section 3(c), the Company will, no later than three (3) Business Days following the delivery by the Stockholder to the Company or the Company’s transfer agent of a legended certificate representing such securities, (A) deliver or cause to be delivered to the Stockholder a certificate representing such securities that is free from all restrictive and other legends or (B) at the request of the Stockholder, cause its transfer agent to issue such Shares without such legends to the holders thereof by electronic delivery at the applicable balance account at the DTC. Certificates for the Shares subject to legend removal hereunder may be transmitted by the Company’s transfer agent to the Stockholder by crediting the account of the Stockholder’s prime broker with DTC as directed by the Stockholder.

(d) If the Company fails for any reason or for no reason to issue to the Stockholder unlegended certificates within three (3) Business Days after receipt of all documents necessary for the removal of the legend pursuant to Section 3(a)(ix) or Section 3(c), as applicable, (the “Deadline Date”), then, in addition to all other remedies available to the Stockholder, if on or after the Business Day immediately following such three (3) Business Day period, the Stockholder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that the Stockholder anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within two (2) Business Days after the Stockholder’s request and in the Stockholder’s sole discretion, either (i) pay cash to the Stockholder in an amount equal to the Stockholder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Stockholder a certificate or certificates representing such shares of Common Stock and pay cash to the Stockholder in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of Common Stock, times (b) the closing bid price of the Common Stock as reported on the Nasdaq Capital Market on the Deadline Date.

(e) [Intentionally Omitted]

(f) The Holders shall not effect sales of the shares covered by the Registration Statement (i) prior to the withdrawal of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the registration or qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction where such shares had previously been registered or qualified or (ii) after receipt of facsimile or other written notice from the Company instructing such Holders to suspend sales to permit the Company to correct or update the Registration Statement or prospectus until such Holder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any required post-effective amendment has become effective. Such Holder agrees that it will immediately discontinue offers and sales of Registrable Securities under the Registration Statement until such Holder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective.

(g) Notwithstanding anything herein to the contrary, the Company shall have the right to suspend the use of a Registration Statement for a period of not greater than forty-five (45) consecutive days and for not more than ninety (90) days in any twelve (12) month period (“Blackout Period”), if, in the good faith opinion of the board of directors of the Company, after consultation with counsel, material, nonpublic information exists, including without limitation the proposed acquisition or divestiture of assets by the Company, a strategic alliance or a financing transaction involving the Company or the existence of pending material corporate developments, the public disclosure of which would be necessary to cause the Registration Statement to be materially true and to contain no material misstatements or omissions, and in each such case, where, in the good faith opinion of the board of directors of the Company, such disclosure would be reasonably likely to have a Material Adverse Effect (as defined in the Stock Purchase Agreement) on the Company or on the proposed transaction. The Company must give the Holders notice promptly upon knowledge that a Blackout Period (without indicating the nature of such Blackout Period) may occur and prompt written notice if a Blackout Period will occur and such notices must be acknowledged in writing by the Investors. Upon the conclusion of a Blackout Period the Company shall provide the Holder written notice that the Registration Statement is again available for use.

4. Registration Expenses. All expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and independent certified public accountants, underwriters (excluding fees, discounts and commissions) and other persons retained by the Company(all such expenses being herein called “Registration Expenses”), shall be borne by the Company. The Company shall not be liable for any Selling Expenses. As used herein, the term “Selling Expenses” shall mean, collectively, any selling commissions, discounts or brokerage fees. Selling Expenses shall be borne by the respective seller thereof, in proportion to the respective number of shares of Registrable Securities sold by each of them. For the avoidance of doubt, all fees and disbursements of counsel for any Holder shall be borne by the Holders.

5. Holder’s Obligations. Each Holder covenants and agrees that, in the event the Company informs such Holder in writing that it does not satisfy the conditions specified in Rule 172 and, as a result thereof, such seller is required to deliver a prospectus in connection with any disposition of Registrable Securities, it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement, and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement. Each Holder has furnished to the Company all information required to be disclosed under Item 507 of Regulation S-K under the Securities Act.

6. Liquidated Damages. The Company further agrees that, in the event that the Registration Statement is suspended by the Company or ceases to remain continuously effective as to all Registrable Securities for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 3(g) (a “Registration Default”), for all or part of any thirty-day period (a “Penalty Period”) during which the Registration Default remains uncured (which initial thirty-day period shall commence on the second (2nd) Business Day after the date of the Registration Default if the Registration Default has not been cured by such date), the Company shall pay to each Holder one percent (1%) of such Holder’s aggregate Purchase Price of its, his or her Shares, that remain Registrable Securities for which the Registration Statement is required to be effective and for which there is not otherwise an effective Registration Statement at such time, for each Penalty Period during which the Registration Default remains uncured; provided, however, that if a Holder fails to provide the Company with any information requested by the Company that is required to be provided in the Registration Statement with respect to such Holder as set forth herein, then the commencement of the Penalty Period described above with respect to such Holder shall be extended until two (2) Business Days following the date of receipt by the Company of such required information from such Holder; and provided, further, that in no event shall the Company be required hereunder to pay to any Holder pursuant to this Agreement more than one percent (1%) of such Holder’s aggregate Purchase Price of all of its, his or her Shares for which a Registration Statement is required to be effective in any Penalty Period and in no event shall the Company be required hereunder to pay to any Holder pursuant to this Agreement an aggregate amount that exceeds ten percent (10%) of the aggregate Purchase Price paid by such Holder for such Holder’s Shares. For purposes of clarification, and solely for purposes of calculating the liquidated damages pursuant to this Section 6, each Holder’s “Purchase Price” for each Share shall be deemed to be $            per share [Purchase Price to be 115% of the closing price on the trading day immediately preceding the achievement of the milestone] (as adjusted for any subsequent stock split, stock dividend or similar event effected with respect to the Shares). The Company shall deliver said cash payment to the Holder by the fifth (5th) Business Day after the end of such Penalty Period. If the Company fails to pay said cash payment to any Holder in full by the fifth (5th) Business Day after the end of such Penalty Period, the Company will pay interest thereon at a rate of ten percent (10%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, in the event a Registration Default occurs pursuant to clause (iii) hereof, the liquidated damages referred to above for any Penalty Period shall be reduced to equal the percentage determined by multiplying one percent (1%) by a fraction, the numerator of which shall be the number of Registrable Securities covered by the Registration Statement that is suspended by the Company or ceases to remain continuously effective as to all Registrable Securities for which it is required to be effective which are still Registrable Securities at such time and for which there is not otherwise an effective Registration Statement at such time and the denominator of which shall be the number of Registrable Securities at such time. Notwithstanding the foregoing, nothing shall preclude any Holder from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 6 in accordance with applicable law.

7. Indemnification.

(a) The Company shall indemnify, to the extent permitted by applicable law, each Holder, its officers, directors, partners, managers, members, investment managers, employees, agents and representatives, and each Person who controls each Holder (within the meaning of Section 15 the Securities Act and Section 20 of the Exchange Act) against all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, or (iii) any breach or violation of this Agreement; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent that (A) such claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder or its representatives by or on behalf of such Holder expressly for use therein, or (B) such claim is related to the use by a Holder or underwriter, if any, of an outdated or defective prospectus after such party has received written notice from the Company that such prospectus is outdated or defective.

(b) Each Holder shall, severally and not jointly, to the extent permitted by applicable law, indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, against any losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) the Registration Statement, free writing prospectus, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements herein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information furnished in writing to the Company by such Holder or its representatives by or on behalf of such Holder expressly for use therein; provided that each Holder shall be liable under this Section 7(b) of this Agreement (and otherwise) for only up to the net amount of proceeds actually received by each Holder as a result of the sale of Registrable Securities pursuant to the Registration Statement giving rise to such indemnification obligation.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in the Company’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After written notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party shall not be subject to any liability for any settlement subsequently made by the indemnified party without its consent

(but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of the Company, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall be liable for the fees and expenses of one additional firm of attorneys with respect to the indemnified parties. The indemnifying party shall keep the indemnified party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect to such claim. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release from all liability with respect to such claim.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partner, manager, member, investment manager, employee, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (ii) any liabilities to which the indemnifying party may be subject pursuant to the law.

(e) If the indemnification provided for in this Section 7 of this Agreement is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any losses, claims, damages or liabilities referred to therein, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, and (ii) contribution by each Holder shall be limited in amount to the net amount of proceeds actually received by such Holder from the sale of such Registrable Securities pursuant to the applicable Registration Statement, less the amount of any damages that such Holder has otherwise been required to pay in connection with such sale.

8. Reports under the Exchange Act. With a view to making available to the each Holder the benefits of Rule 144 under the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission that may at any time permit a Holder to sell securities of the Company to the public without registration (“Rule 144”), at all times during which there are Registrable Securities outstanding that have not been previously (i) sold to or through a broker or dealer or underwriter in a public distribution or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof, in the case of either clause (i) or clause (ii) in such a manner that, upon the consummation of such sale, all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act.

9. Preservation of Rights. Without the prior written consent of a Majority-in-Interest, the Company shall not, on or after the date of this Agreement, (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that is inconsistent with or violates or subordinates the rights expressly granted to each Holder in this Agreement, such as (A) affecting the ability of each Holder to include the Registrable Securities in a registration undertaken pursuant to this Agreement, or (B) affecting the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares). In the event any holder of Common Stock, or securities convertible into Common Stock, shall be granted Piggyback Registration Rights, the Holder will have the right to exercise the same Piggyback Registration Rights on a pro rata basis.

10. Definitions.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such other Person, (ii) any executive officer or general partner of such other Person and (iii) any legal entity for which such Person acts as executive officer or general partner, and “control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission in Washington, DC are open to accept filings.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and includes all securities of the Company issued or issuable with respect to such securities by way of a stock split, stock dividend, or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or other corporate reorganization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, and any agency or authority succeeding to the functions thereof.

“Holder” means (i) the Stockholder in its capacity as a holder of record of Registrable Securities, (ii) any Affiliate of the Stockholder that is a direct or indirect transferee of Registrable Securities from the Stockholder or any subsequent Holder and (iii) any direct or indirect transferee of Registrable Securities from the Stockholder or any subsequent Holder.

“Majority-in-Interest” means Holders of more than fifty percent (50%) of the Registrable Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Piggyback Registration Right” means the right of a holder of any class of securities of the Company to register the resale of such securities pursuant to a registration initiated by the Company other than upon the demand of such holder.

“Registrable Securities” means the Shares, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise, in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a Registration Statement covering such securities has been declared effective by the Securities and Exchange Commission and such securities have been disposed of pursuant to such effective Registration Statement, (B) such securities are otherwise transferred and such securities may be resold without limitation or subsequent registration under the Securities Act, or (C) such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments, and supplements to the Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in the Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, and any governmental body or agency succeeding to the functions thereof.

11. Miscellaneous.

(a) Remedies. Each Party shall be entitled to enforce its rights under any provision of this Agreement specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction (without posting any bond or other security)

for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(b) Termination. All rights and obligations of the Company hereunder other than pursuant to Sections 5 and 6 hereof shall terminate on the earlier of (i) the date on which all Registrable Securities may be sold without volume limitations pursuant to Rule 144 and (ii) the date on which no Registrable Securities are outstanding.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only upon the prior written consent of the Company, a Majority-in-Interest and any Holder that would be materially and disproportionately affected by such an amendment or waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d) Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective permitted successors and assigns; provided, however, that no such transfer or assignment shall be binding upon or obligate the Company to any such assignee, and no such assignee shall be deemed a Holder hereunder, unless and until the Company shall have received written notice of such transfer or assignment as herein provided and a written agreement of the assignee to be bound by the provisions of this Agreement. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 6 and this Section 11(d).

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party to this Agreement and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the Parties to this Agreement at the addresses set forth in the Stock Purchase Agreement (or at such other address for a Party as shall be specified upon like notice).

(j) Rules of Construction. The Parties agree that they have each been represented by counsel during the negotiation, preparation and execution of this Agreement (or, if executed following the date hereof by counterpart, have been provided with an opportunity to review the Agreement with counsel) and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(k) Interpretation. This Agreement shall be construed in accordance with the following rules: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Sections” and other subdivisions are to the designated sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and (v) the words “includes” and “including” are not limiting.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

COMPANY:

IGNYTA, INC.

By:
Name:
Title:

STOCKHOLDER:

ELI LILLY AND COMPANY

By:
Name:
Title:

Schedule 11.4

Initial Press Release

Ignyta Announces Acquisition of Exclusive Rights

to Taladegib Oncology Program from Lilly

•	Exclusive license of Phase 1 clinical development program with compelling proof-of-concept data

•	Concurrent $30 million equity investment in Ignyta by Lilly

•	Lilly to maintain certain rights to develop and commercialize taladegib in combination with other Lilly compounds

•	Ignyta to host conference call and simultaneous webcast to discuss the transaction at 8:00 am ET (5:00 am PT) on Monday, November 9, 2015

SAN DIEGO, November 8, 2015 – Ignyta, Inc. (Nasdaq: RXDX) (“Ignyta”), a precision oncology biotechnology company, today announced the exclusive license of worldwide rights relating to Eli Lilly and Company’s taladegib oncology development program in exchange for an upfront payment of $2.0 million in cash and the issuance to Lilly of approximately 1.2 million shares of Ignyta’s common stock. Taladegib is a potent, orally bioavailable small molecule hedgehog/smoothened antagonist that has achieved clinical proof-of-concept and a recommended Phase 2 dose based on results from prior clinical studies. Ignyta also licensed exclusive worldwide rights to the topical formulation of taladegib, which is a late preclinical program being developed for the potential treatment of patients with superficial and nodular basal cell carcinoma.

Concurrently with the license, Ignyta entered into a stock purchase agreement with Lilly under which Lilly will purchase a further 1.5 million shares of Ignyta common stock at a price of $20 per share in a private placement. Lilly has agreed not to sell or otherwise transfer any of the shares acquired from Ignyta until May 6, 2016, and Ignyta is required to register the resale of the shares issued to Lilly with the Securities and Exchange Commission (SEC) prior to such date.

Under the license agreement, Ignyta is obligated to pay to Lilly development and sales milestones related to taladegib products totaling up to approximately $38 million (a portion of which may be paid in Ignyta equity), along with royalties on net sales of taladegib products. Ignyta also granted back to Lilly exclusive rights to develop and commercialize taladegib-containing products in combination with certain Lilly compounds. Lilly is obligated to pay to Ignyta a royalty on net sales of such combination products it commercializes. Further financial terms were not disclosed.

“We are pleased to be working with Ignyta to further the development of taladegib and explore its potential to help patients across multiple tumor types,” said Richard Gaynor, M.D., senior vice president, product development and medical affairs for Lilly Oncology. “Lilly continues to raise the bar on innovation by leveraging external relationships and expertise. Moreover, we are looking forward to working with Ignyta on potential combination therapies with other Lilly compounds.”

“The exclusive license from Lilly of this clinical program with demonstrated compelling Phase 1 activity is well aligned with our strategic vision of developing first-in-class and/or best-in-class therapeutics that can potentially eradicate residual disease in precisely defined patient populations,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “This new targeted oncology program is a hedgehog/smoothened antagonist that complements our pipeline well and provides us with exciting potential monotherapy and combination therapy approaches across multiple solid tumor indications. We are grateful to Lilly for sharing Ignyta’s precision oncology vision and recognizing the strong strategic fit of taladegib with our pipeline and capabilities, which led to its $30 million investment in the company.”

Ignyta Slide Deck and Conference Call

Ignyta has posted a slide presentation relating to the Lilly transaction, its new development program, the concurrent equity financing and its third quarter 2015 company highlights and financial results on the Investors page of the company’s website at http://investor.ignyta.com. On Monday, November 9, 2015, Ignyta will host a conference call with interested parties beginning at 8:00 a.m. ET (5:00 a.m. PT) to discuss the transactions and related matters. A live webcast of the conference call will be available online on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at that site for one year. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 75823674.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its new product candidate, its other product candidates and discovery programs, the company’s financial status, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer. It aims to achieve this goal by pairing each of its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Lilly Forward-Looking Statement

This press release contains forward-looking statements about the benefits of collaboration between Lilly and Ignyta. It reflects Lilly’s and Ignyta’s current beliefs; however, as with any such undertaking, there are substantial risks and uncertainties in the process of implementing the transaction and in drug development and commercialization. There is no guarantee that Lilly will realize the expected benefits of the transaction, that product will be approved by the FDA on the anticipated timeline or at all, that product will be/will continue to be commercially successful, or that collaborator’s pipeline will yield commercially successful products. For further discussion of these and other risks and uncertainties, please see Lilly’s latest Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. The companies undertake no duty to update forward-looking statements.

Ignyta Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s new or other product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of ongoing clinical trials of Ignyta’s product candidates, or any future clinical trials of Ignyta’s product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.